Exhibit 10.1

Execution Version

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF

FLORIDA ENERGY PATHWAY, LLC

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ARTICLE 6 MANAGEMENT		37

6.01	Generally	37
6.02	Management Committee	38
6.03	Construction, Operation and Management Agreement; No Operator Obligations under this Agreement; No Member Default for Operator Defaults	43
6.04	No Duties; Disclaimer of Duties	44
6.05	Business Opportunities	44
6.06	Insurance Coverage	46
6.07	Indemnification for Breach of Agreement	47
6.08	Limitation on Liability	47
6.09	Delivery of Documents	47
6.10	Safe Harbor	48

ARTICLE 7 DEVELOPMENT OF FACILITIES		48

7.01	Development of Facilities	48
7.02	General Regulatory Matters	48

ARTICLE 8 TAXES		50

8.01	Tax Returns	50
8.02	Tax Elections	50
8.03	Tax Matters Member	51

ARTICLE 9 BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS		52

9.01	Maintenance of Books	52
9.02	Reports	52
9.03	Bank Accounts	54

ARTICLE 10 WITHDRAWAL		55

10.01	No Right of Withdrawal	55
10.02	Deemed Withdrawal	55
10.03	Effect of Withdrawal	55

ARTICLE 11 DISPUTE RESOLUTION		56

11.01	Disputes	56
11.02	Negotiation to Resolve Disputes; Mediation	56
11.03	Courts	57
11.04	Specific Performance	57
11.05	Arbitration	58

ARTICLE 12 DISSOLUTION, WINDING-UP AND TERMINATION		59

12.01	Dissolution	59
12.02	Winding-Up and Termination	59
12.03	Deficit Capital Accounts	60
12.04	Certificate of Cancellation	60

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ARTICLE 13 GENERAL PROVISIONS		60

13.01	Offset	60
13.02	Notices	60
13.03	Entire Agreement; Superseding Effect	61
13.04	Effect of Waiver or Consent	61
13.05	Amendment or Restatement	61
13.06	Binding Effect	61
13.07	Governing Law; Severability	61
13.08	Further Assurances	62
13.09	Waiver of Certain Rights	62
13.10	Counterparts	62
13.11	Fair Market Value Determination	62

iii

AMENDED AND RESATED LIMITED LIABILITY COMPANY AGREEMENT OF

FLORIDA ENERGY PATHWAY, LLC

This AMENDED AND Restated LIMITED LIABILITY COMPANY AGREEMENT OF FLORIDA ENERGY PATHWAY, LLC (this “Agreement”), dated as of August 28, 2026, effective as of September 1, 2026 (the “Effective Date”), is adopted, executed and agreed to by Peninsula Pipeline Holdings, LLC, a Delaware limited liability company (“Peninsula”), FEP Pipeline Holdings, LLC, a Delaware limited liability company (“NEER”), and Florida Energy Pathway, LLC, a Delaware limited liability company (the “Company”).

RECITALS

A. The Company was formed by filing a Certificate of Formation of the Company (the “Delaware Certificate”) with the Office of the Secretary of State of Delaware for the purpose of developing, constructing, owning and operating an intrastate natural gas pipeline and related facilities in accordance with the terms set forth in this Agreement.

B. Peninsula, as the Company’s initial Member, adopted and executed that certain Limited Liability Company Agreement dated as of March 30, 2026 (the “Initial LLC Agreement”).

C. Effective as of the Effective Date, NEER has been admitted to the Company as a Member.

D. The parties desire to amend and restate the Initial LLC Agreement in its entirety by entering into this Agreement, which shall henceforth be the Company’s “Limited Liability Company Agreement” within the meaning of the Act (as defined below).

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE 1

1.01 Definitions. As used in this Agreement, the following terms have the respective meanings set forth below or set forth in the Sections referred to below:

“Accounting” - Section 4.05(d).

“Act” - the Delaware Limited Liability Company Act.

“Actual Services Value” - Section 4.05(d).

“Additional Contribution/Loan” - Section 4.06(a)(ii).

“Additional Contribution/Loan Members” - Section 4.06(a)(ii).

“Affiliate” - with respect to any Person, each entity that such Person controls; each Person that Controls such Person, including, in the case of a Member, such Member’s Parent; and each entity that is under common Control with such Person, including, in the case of a Member, each entity that is Controlled by such Member’s Parent; provided, with respect to any Member, an Affiliate shall include a limited partnership or a Person Controlled by a limited partnership if the general partner of such limited partnership is Controlled by such Member’s Parent, or a limited liability company or a Person controlled by a limited liability company if the managing member of the limited liability company is Controlled by such Member’s Parent; provided further, for purposes of this Agreement the Company shall not be an Affiliate of any Member.

“Affiliate’s Outside Activities” - Section 6.05(b).

“Agreement” - preamble.

“Alternate Representative” - Section 6.02(a)(i).

“Appraiser” - Section 13.11(c).

“Approved Precedent Agreement” - each Precedent Agreement approved by the Management Committee pursuant to Sections 6.02(i)(xxx) and 6.02(i)(xxxi).

“Arbitration” - Section 11.05(a).

“Arbitration Invoking Party” - Section 11.05(b).

“Arbitration Notice” - Section 11.05(b).

“Arbitration Noticed Party” - Section 11.05(b).

“Assignee” - any Person that acquires a Membership Interest or any portion thereof through a Disposition; provided, an Assignee shall have no right to be admitted to the Company as a Member except in accordance with Section 3.03(b)(iii). Subject to the First Preferential Right set forth in Section 3.03(b)(ii), the Assignee of a dissolved Member is the shareholder, partner, member or other equity owner or owners of the dissolved Member to whom such Member’s Membership Interest is assigned by the Person conducting the liquidation or winding up of such Member. The Assignee of a Bankrupt Member is (a) the Person or Persons (if any) to whom such Bankrupt Member’s Membership Interest is assigned by order of the bankruptcy court or other Governmental Authority having jurisdiction over such Bankruptcy, or (b) in the event of a general assignment for the benefit of creditors, the creditor to which such Membership Interest is assigned.

“Assumed Tax Rate” - for any period, the effective maximum combined marginal U.S. federal, state, and local income tax rate applicable to ordinary income of a corporation resident of New York, New York, after giving effect to any U.S. federal income tax deduction for state and local income taxes.

“Authorizations” - licenses, certificates, permits, orders, approvals, determinations and authorizations from Governmental Authorities having valid jurisdiction.

“Available Cash” - with respect to any Quarter ending prior to the dissolution or liquidation of the Company, and without duplication:

(a) the sum of all cash and cash equivalents of the Company on hand at the end of such Quarter, less

(b) the amount of any cash reserves that is necessary or appropriate in the reasonable discretion of the Management Committee. Reserves shall be limited to: (i) budgeted maintenance capital expenditures reasonably expected to be incurred within ninety (90) days following the end of such Quarter, as approved in the applicable Capital Budget; (ii) insurance deductibles and self-insured retentions applicable to insurance maintained by or on behalf of the Company; (iii) working capital requirements consisting of up to sixty (60) days of operating expenses incurred in the ordinary course of business as reflected in the applicable Operating Budget; (iv) amounts required to be reserved pursuant to applicable Law or any loan agreement, security agreement, mortgage, debt instrument or other binding obligation of the company. Reserves established pursuant to this clause (b) shall be limited to the amount reasonably necessary for the applicable purpose and shall not be duplicative of any other permitted reserve.

Any reserves outside the categories expressly permitted above (“Extraordinary Reserves”) may be established only with the approval of the Management Committee acting by Supermajority Interest. Notwithstanding the foregoing, “Available Cash” with respect to the Quarter in which a liquidation or dissolution of the Company occurs and any subsequent Quarter shall be deemed to equal zero.

Notwithstanding the foregoing, “Available Cash” with respect to the Quarter in which a liquidation or dissolution of the Company occurs and any subsequent Quarter shall be deemed to equal zero.

“Bankruptcy or Bankrupt” - with respect to any Person, that (a) such Person (i) makes a general assignment for the benefit of creditors; (ii) files a voluntary bankruptcy petition; (iii) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceedings; (iv) files a petition or answer seeking for such Person a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Law; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person in a proceeding of the type described in subclauses (i) through (iv) of this clause (a); or (vi) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person’s properties; or (b) against such Person, a proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Law has been commenced and 90 Days have expired without dismissal thereof or with respect to which, without such Person’s consent or acquiescence, a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person’s properties has been appointed and 90 Days have expired without the appointment’s having been vacated or stayed, or 90 Days have expired after the date of expiration of a stay, if the appointment has not previously been vacated.

“Breaching Member” - a Member that (a) has committed a failure or breach of the type described in the definition of “Default,” (b) has received a notice of the type described in such definition of “Default,” and (c) has not cured such failure or breach, but as to which the applicable cure period set forth in such definition of “Default” has not yet expired.

“Business Day” - any day other than a Saturday, a Sunday or a holiday on which national banking associations in the State of Delaware or the State of Florida are closed.

“Buy-out Right” - Section 3.03(b)(vii)(A).

“Capital Account” - the account maintained by the Company for each Member in accordance with Section 4.05.

“Capital Budget” - (a) the Construction Budget, (b) the capital budget associated with the Facilities Project covered by any Approved Precedent Agreement, and (c) the annual capital budget for the Company that is approved (or deemed approved) pursuant to Section 6.02(i)(xxiv). Each Capital Budget shall cover all items that are classified as capital items under Required Accounting Practices.

“Capital Call” - Section 4.01(a)(v).

“Capital Contribution” - with respect to any Member, the amount of money and the net agreed value of any property (other than money) contributed to the Company by the Member (as determined by the Management Committee) and, with respect to Peninsula, the amount credited to its Capital Account pursuant to Section 4.05(d). Any reference in this Agreement to the Capital Contribution of a Member shall include a Capital Contribution of its predecessors in interest.

“Certified Public Accountants” - a firm of independent public accountants selected from time to time by the Management Committee.

“Change Exercise Notice” - Section 3.03(b)(vii)(A).

“Change of Control” -

(a) with respect to any Member, an event (such as a Disposition of voting securities or other equity interests or substantially all the assets of such Member or a direct or indirect Affiliate of such Member) that causes, directly or indirectly, such Member or the Member’s then Parent to be Controlled by another Person; provided, the term “Change of Control” shall not include any of the following events:

(i) a Disposition of the Membership Interests held by, or the equity or assets of, such Member to an Affiliate of such Member or such Member’s then Parent, or any other event, including any corporate reorganization, merger, divisive merger, combination or similar transaction, that results in such Member being Controlled by an Affiliate of such Member’s then Parent, including, in each case, a Disposition to a limited partnership whose general partner is Controlled by an Affiliate of such Member or its then Parent;

(ii) in the case of a Member that is a publicly traded partnership or is Controlled by a publicly traded partnership, any Disposition of or issuance of new units representing limited partner interests by such publicly traded partnership, whether to an Affiliate or an unrelated party and whether or not such units or interests are listed on a national securities exchange or quotation service so long as the general partner of such publicly traded partnership is Controlled by an Affiliate of such Member or its Parent;

(b) prior to and following the In-Service Date, with respect to the Operator, an event (such as a Disposition of voting securities or other equity interests of substantially all the assets of the Operator) that causes, directly or indirectly, the Operator or the Operator’s then Parent to be Controlled by another Person.

(c) Notwithstanding the foregoing, and for the avoidance of doubt, any event that (i) constitutes a Change of Control under clause (a) of this definition of Change of Control or (ii) is expressly excluded from this definition of Change of Control pursuant to clauses (a)(i) or (a)(ii) above shall not be deemed a Disposition for purposes of Section 3.03 of this Agreement, other than for purposes of Section 3.03(b)(v).

“Change Purchasing Member” - Section 3.03(b)(vii)(A).

“Change Unexercised Portion” - Section 3.03(b)(vii)(A).

“Changing Member” - Section 3.03(b)(vii)(A).

“Claim” - any and all judgments, claims, causes of action, demands, lawsuits, suits, proceedings, arbitrations, Governmental investigations or audits, losses, assessments, fines, penalties, administrative orders, obligations, costs, expenses, liabilities and damages (whether actual, consequential or punitive), including interest, penalties, reasonable attorney’s fees, disbursements and costs of investigations, deficiencies, levies, duties, imposts, remediation and cleanup costs, and natural resources damages.

“Code” - the Internal Revenue Code of 1986, as amended.

“COM Agreement” - Section 6.03.

“COM Approval Matters” - matters requiring the approval of the Company or providing for the exercise of rights by the Company under Sections 3.1, 3.2, 3.4, 3.5, 3.6, 4.2, 4.4, 7.1, 7.2, 8.2(a), 8.2(b), 8.3, 13.4, 14.1, and 18.6, as well as Articles 15 and 17, and Exhibit A and Exhibit B of the COM Agreement.

“Company” - preamble.

“Confidential Information” - information and data (including all copies thereof) that is furnished or submitted by any of the Members, their Affiliates, or Operator, whether oral, written, or electronic, to the other Members, their Affiliates, or Operator in connection with the disclosing party or its business, or the Facilities and the resulting information and data obtained from studies in connection therewith, including market evaluations, market proposals, service designs and pricing, pipeline system design and routing, cost estimating, rate studies, identification of permits, strategic plans, legal documents, environmental studies and requirements, public and governmental relations planning, identification of regulatory issues and development of related strategies, legal analysis and documentation, financial planning, gas reserves and deliverability data, studies of the natural gas supplies for the Facilities, and other studies and activities to determine the potential viability of the Facilities and their design characteristics, and identification of key issues. Notwithstanding the foregoing, the term “Confidential Information” shall not include any information that:

(a) is in the public domain at the time of its disclosure or thereafter, other than as a result of a disclosure directly or indirectly by a Member or its Affiliates or Operator in contravention of this Agreement;

(b) as to any Member or its Affiliates or Operator, was in the possession of such Member or its Affiliates or Operator prior to the execution of this Agreement and not subject to a separate confidentiality restriction; or

(c) has been independently acquired or developed by a Member or its Affiliates or Operator without violating any of the obligations of such Member or its Affiliates or Operator under this Agreement.

“Construction Budget” - Section 4.01(a)(i).

“Consultant” – the counterparty to the Consulting Agreement.

“Consulting Services Agreement” – Section 6.03(a).

“Contributing/Loan Member” - Section 4.06(a).

“Control, Controls or Controlled” - means, with respect to any specified Person, the possession, directly or indirectly, of the power to direct, without the consent of any other Person required, or to cause the direction of the management or policies of such Person, whether through ownership of voting securities or other ownership interests, by contract or otherwise, and Control shall not be deemed absent solely because another Person shall have veto power with respect to major decisions. The terms “Controlled” and “Controlling” shall have correlative meanings.

“Control Notice” - Section 3.03(b)(vii).

“Credit Assurance” - Section 4.07(a).

“Day” - a calendar day, provided, if any period of Days referred to in this Agreement shall end on a Day that is not a Business Day, then the expiration of such period shall be automatically extended until the end of the next occurring Business Day.

“Deadlock” - Section 11.01.

“Deemed Membership Disposition” - with respect to any Membership Interest that is owned by a Person that owns no assets other than such Membership Interest and assets that are directly related thereto, a Disposition of all of the voting securities or other equity interests of such Person.

“Default” - with respect to any Member,

(a) the failure of such Member to contribute, within 10 Days after the date required, all or any portion of a Capital Contribution that such Member is required to make as provided in this Agreement; or

(b) the occurrence of any of the following which has a material adverse economic impact on the Company or the Members: (i) the failure of a Member to comply in any material respect with any of its other covenants or obligations under this Agreement, or (ii) the failure of any representation or warranty made by a Member in this Agreement to have been true and correct in all material respects at the time it was made, in each case, if such breach is not cured by the applicable Member within 30 Days after its receiving notice of such breach from any other Member (or, if such breach is not capable of being cured within such 30-Day period, if such Member fails to promptly commence substantial efforts to cure such breach or to prosecute such curative efforts to completion with continuity and diligence).

The Management Committee may, but shall have no obligation to, extend the foregoing 10-Day and 30-Day periods.

“Default Assurances Amounts”- Section 10.03(f).

“Defaulted Member” - a Member that (a) has committed a failure or breach of the type described in the definition of “Default,” (b) has received a notice of the type described in such definition of “Default,” (c) has not cured such failure or breach, and (d) as to which the applicable cure period set forth in such definition of “Default” has expired.

“Default Rate” - a rate per annum equal to the lesser of (a) a varying rate per annum equal to the sum of (i) SOFR, plus (ii) 8.0% per annum, and (b) the maximum rate permitted by Law.

“Delaware Certificate” - Recitals.

“Delaware Courts” - Section 11.03.

“Demand Event” - Section 4.07(b).

“Dispose, Disposing or Disposition” - with respect to any asset (including a Membership Interest or any portion thereof), a sale, assignment, transfer, conveyance, gift, exchange or other disposition of such asset or any interest therein, whether such disposition be direct, indirect, voluntary, involuntary or by operation of Law (and, with respect to a Membership Interest, any derivative or similar arrangement whereby a portion or all of the economic interests in, or risk of loss or opportunity for gain with respect to, such Membership Interest is transferred or shifted to another Person), including the following: (a) in the case of an asset owned by a natural person, a transfer of such asset upon the death of its owner, whether by will, intestate succession or otherwise; (b) in the case of an asset owned by an entity, (i) a merger or consolidation of such entity (other than where such entity is the survivor thereof), (ii) a conversion of such entity into another type of entity, or (iii) a distribution of such asset, including in connection with the dissolution, liquidation, winding-up or termination of such entity (unless, in the case of dissolution, such entity’s business is continued without the commencement of liquidation or winding-up); and (c) a disposition in connection with, or in lieu of, a foreclosure of an Encumbrance; but such terms shall not include the creation of an Encumbrance. Notwithstanding the foregoing, the terms Dispose, Disposing and Disposition shall not include Permitted Transfers.

“Disposing Member” - Section 3.03(b)(ii)(A).

“Disposition Notice” - Section 3.03(b)(ii)(A).

“Dispute” - Section 11.01.

“Disputed Item” - Section 4.01(a)(vi).

“Disputing Member” - Section 11.01.

“Dissolution Event” - Section 12.01.

“Economic Risk of Loss” - has the meaning assigned to that term in Treasury Regulation Section l.752-2(a).

“Effective Date” - preamble.

“Emergency Condition” - a bona-fide emergency in which (a) there is reasonable possibility of (i) imminent loss or significant damage to the Facilities or other property, (ii) the imminent occurrence of an event that could jeopardize the health, safety or welfare of persons located in the vicinity of any Facilities, or (iii) the imminent breach of any Law or any Material Contract or other agreement, contract, or obligation to which the Company is a party or subject if such breach is reasonably likely to result in a material adverse effect on the Company or its assets or business, and (b) it is not reasonably practicable to timely reach or obtain the approval of the Management Committee (if the Management Committee’s approval otherwise would be required hereunder) prior to taking action to address, avoid, avert, or mitigate such Emergency Condition.

“Emergency Expense” - an expenditure in an amount no greater than $500,000 in any single instance or series of related transactions to be incurred by either Member on behalf of the Company or any subsidiary thereof in order to address, avoid, avert, or mitigate an Emergency Condition or the occurrence thereof. NEER or Peninsula, as applicable, shall notify the Management Committee (which may be via email or telephone) as soon as reasonably practicable after becoming aware of an emergency event and confirming that it qualifies as an Emergency Condition that would necessitate an Emergency Expense.

“Encumber, Encumbering, or Encumbrance” - the creation of a security interest, lien, pledge, mortgage or other encumbrance, whether such encumbrance be voluntary, involuntary or by operation of Law.

“Equity Interests” means (a) any share, depositary receipt or other certificate representing any share, membership or other percentage interest, unit of participation or other equivalent (however designated) of an equity interest in any Person, and (b) any options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contractual obligations that would entitle the holder thereof to any share in the equity, profit, earnings, gains, losses, revenues or cash flows of such Person or any stock appreciation, phantom stock, profit participation or similar rights and other contractual obligations similar to such Equity Interests.

“Existing Precedent Agreements” - any Precedent Agreement executed by an Affiliate of Peninsula and a third party on or prior to the Effective Date, subject to approval of the Management Committee set forth in Section 6.02(i)(xxxi).

“Facilities” - are comprised of a 24-inch intrastate natural gas pipeline that is approximately 97 miles in length, but no more than 99 miles in length unless approved by the Management Committee, with an origin at a to-be-constructed interconnection with Florida Gas Transmission Company in the vicinity of south of State Route 80 and along or near Highway 27 in Palm Beach County, Florida, extending to a to-be-built interconnection/custody transfer point, with FPL, at or near Homestead, Miami-Dade County, Florida, including associated valves, metering, regulation and related facilities.

“Facilities Project” - Any project that involves (a) constructing or installing any pipeline that would loop (as such term is commonly used in the natural gas pipeline industry) and become part of the Facilities, (b) installing or upgrading any compression with respect to the Facilities, (c) increasing the transportation capacity of the Facilities through the installation of greater capacity pipe, looping or similar improvements, or (d) constructing or installing any lateral or other pipeline that connects directly upstream or downstream to the Facilities and, in the case of downstream laterals, to an end-use customer facility and that would transport natural gas between the Facilities and such end-use facility. For the avoidance of doubt, “end-use facility” shall, for purposes of this definition, mean a customer facility and not an intervening distribution system or other facility. Notwithstanding the foregoing, (i) pipeline systems and facilities in existence or being developed or constructed as of the Effective Date and (ii) planned pipeline development projects that are or were publicly announced on or before to the Effective Date, in each case that are or will be owned in whole or in part by Peninsula or any Affiliate of Peninsula or an Affiliate of NEER, shall not be Facilities Projects.

“Fair Market Value” - (i) the fair market cash value of the Membership Interest of the Changing Member as determined pursuant to the terms of Section 13.11(b) or 13.11(c), as applicable, or (ii) the fair market cash value of the consideration to be paid to the Disposing Member pursuant to the proposed Disposition as determined pursuant to the terms of Section 13.11(a) or 13.11(c), as applicable.

“FCG” - Section 6.05(g).

“FERC” - the Federal Energy Regulatory Commission or any Governmental Authority succeeding to the powers of such commission.

“Financing Commitment” - definitive agreements between one or more financial institutions or other Persons and the Company or the Financing Entity pursuant to which such financial institutions or other Persons agree, subject to the conditions set forth the rein, to lend money to, or purchase securities of, the Company or the Financing Entity, the proceeds of which shall be used to finance all or a portion of the Facilities or to repay loans made by the Members pursuant to Section 4.02.

“Financing Entity” - a corporation, limited liability company, trust or other entity that may be organized for the purpose of issuing securities, the proceeds from which are to be advanced directly or indirectly to the Company to finance all or a portion of the Facilities.

“Firm Transportation Service Agreements” - the Firm Transportation Service Agreements by and between the Company or its designee and the Shippers for the transportation of natural gas through the Facilities.

“First Preferential Exercise Notice” - Section 3.03(b)(ii)(A).

“First Preferential Purchasing Member” - Section 3.03(b)(ii)(A).

“First Preferential Right” - Section 3.03(b)(ii)(A).

“FMV Notice” - Section 13.11(c).

“Founding Members” - Peninsula and NEER, for so long as each of Peninsula and NEER (together with their respective Affiliates) owns a Membership Interest having a Sharing Ratio equal to at least 30%; provided, however, that from and after the time that either of Peninsula or NEER (together with their respective Affiliates) shall own a Membership Interest having a Sharing Ratio of less than 30%, then such Member owning (together with its Affiliates) less than 30% shall automatically cease to constitute a Founding Member or have any of the rights applicable to Founding Members as set forth in this Agreement.

“FPL” - Section 6.05(f).

“FPSC” - the Florida Public Service Commission or any Governmental Authority succeeding to the powers of such commission.

“Governmental Authority (or Governmental)” - a federal, state, local or foreign governmental authority; a state, province, commonwealth, territory or district thereof; a county or parish; a city, town, township, village or other municipality; a district, ward or other subdivision of any of the foregoing; any executive, legislative or other governing body of any of the foregoing; any agency, authority, board, department, system, service, office, commission, committee, council or other administrative body of any of the foregoing; including the FPSC, any court or other judicial body; and any officer, official or other representative of any of the foregoing.

“In-Service Date” - the date of the placing of the Facilities in service. Promptly after such date, Operator shall notify the Members of its occurrence.

“Including” - including, without limitation.

“Indebtedness” - any amount (absolute or contingent) payable by the Company as debtor, borrower, issuer, guarantor or otherwise, pursuant to (a) an agreement or instrument involving or evidencing money borrowed, the advance of credit, a conditional sale or a transfer with recourse or with an obligation to repurchase, (b) indebtedness of a third party guaranteed by or secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any lien on assets owned or acquired by, the Company, whether or not the indebtedness secured thereby has been assumed, (c) purchase-money indebtedness and capital lease obligations, (d) an interest rate protection agreement, foreign currency exchange agreement or other hedging arrangement or (e) a letter of credit issued for the account of the Company.

“Initial Negotiation Period” - Section 11.02(a).

“Initial Operating Budget” - Section 4.01(a).

“Law” - any applicable constitutional provision, statute, act, code (including the Code), law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration or interpretative or advisory opinion or letter of a Governmental Authority having valid jurisdiction.

“Letter of Credit” - an irrevocable, unconditional, transferable standby letter of credit in form and substance satisfactory to the Management Committee for the benefit of the Company, issued by a United States bank or a foreign bank with a United States branch, with United States based assets of at least $10,000,000,000 and a rating of “A-” or better from S&P or a rating of “A3” from Moody’s.

“Management Committee” - Section 6.02.

“Material Contracts” - the contracts set forth on Exhibit B, and any of the following contracts, agreements, letter agreements or other instruments to which the Company is or becomes a party after the Effective Date: engineering, procurement and construction contracts, contracts for the construction of the Facilities, contracts for the procurement of pipe, compression and associated equipment and any other contracts that require expenditures by the Company in excess of $500,000 in the aggregate or provide for revenue to the Company in excess of $500,000, in each case, subject to the approval of the Management Committee pursuant to Section 6.02(i)(xii).

“Matured Financing Obligation” - the Company’s debt for borrowed money (including any related interest, costs, fees, hedge unwind costs or other repayment obligations) that has become due (including by acceleration or any full or partial mandatory prepayment thereof) under any Financing Commitment.

“Maximum Co-Sale Membership Interests” means, with respect to any Member in connection with any Co-Sale Transaction, a number of Membership Interests equal to the product of (i) the number of Membership Interests then owned by such Member, multiplied by (ii) a multiplier equal to the quotient of (A) the number of Membership Interests being sold by the seller in such Co-Sale Transaction, divided by (B) the number of Membership Interests then owned by the seller.

“Member” - any Person executing this Agreement as of the date of this Agreement as a member or hereafter admitted to the Company as a member as provided in this Agreement, but such term does not include any Person who has ceased to be a member in the Company.

“Member Mediation” - Section 11.02(b).

“Member Nonrecourse Debt” - has the meaning assigned to the term “partner nonrecourse debt” in Treasury Regulation Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” - has the meaning assigned to the term “partner nonrecourse debt minimum gain” in Treasury Regulation Section 1.704-2(i)(2).

“Member Nonrecourse Deductions” - has the meaning assigned to the term “partner nonrecourse deductions” in Treasury Regulation Section 1.704-2(i)(1).

“Membership Interest” - with respect to any Member, (a) that Member’s status as a Member; (b) that Member’s share of the income, gain, loss, deduction and credits of, and the right to receive distributions from, the Company; (c) any Priority Interest to which that Member is entitled pursuant to Section 4.06(b); (d) all other rights, benefits and privileges enjoyed by that Member (under the Act, this Agreement, or otherwise) in its capacity as a Member, including that Member’s rights to vote, consent and approve and otherwise to participate in the management of the Company, including through the Management Committee; and (e) all obligations, duties and liabilities imposed on that Member (under the Act, this Agreement or otherwise) in its capacity as a Member, including any obligations to make Capital Contributions.

“Minimum Gain” - has the meaning assigned to that term in Treasury Regulation Section 1.7042(d).

“Necessary Regulatory Approvals” - all Authorizations as may be required (but excluding Authorizations of a nature not customarily obtained prior to commencement of construction of facilities) in connection with (a) the formation of the Company and the construction, ownership, acquisition and operation of and the provision of service on the Facilities, and (b) the transportation of the natural gas to be transported under the applicable Firm Transportation Service Agreements through the Facilities.

“NEER” - preamble.

“New Member” - a Person, other than Peninsula or NEER, admitted after the Effective Date pursuant to the terms and conditions herein.

“NGA” - the Natural Gas Act, as amended, and all rules and regulations adopted by FERC thereunder.

“Non-Controlling/Loan Member” - Section 4.06(a).

“Non-Discretionary Items” – (i) taxes imposed on the Facilities, the Company, or any of its subsidiaries; provided that the foregoing shall not exceed 110% of the amount of such taxes contemplated in the preceding fiscal year’s Capital Budget or Operating Budget, as the case may be, and further provided that such taxes are not being contested in good faith prior to the expiration of any applicable appeal periods with respect to such taxes; (ii) utility charges in the ordinary course of business; provided that the foregoing shall not exceed 110% of the amount of such costs contemplated in the preceding fiscal year’s Capital Budget or Operating Budget, as the case may be; and (iii) amounts necessary to avoid any breach or default under any Material Contract; provided that (A) affiliate contract or COM Agreement amounts shall not deviate from the amounts set forth in the preceding fiscal year’s Capital Budget or Operating Budget, as the case may be, and (B) for third party, unaffiliated contracts, the foregoing shall not exceed 105% of the amount of such costs contemplated in the preceding fiscal year’s Capital Budget or Operating Budget, as the case may be. Notwithstanding the foregoing, the aggregate amount of Non-Discretionary Items in any fiscal year shall not exceed 110% of the amount of such costs contemplated in the preceding fiscal year’s Capital Budget or Operating Budget, as the case may be.

“Non-Disposing Member” - Section 3.03(b)(ii)(A).

“Nonrecourse Deductions” - has the meaning assigned that term in Treasury Regulation Section 1.704-2(b).

“Officer” - any Person designated as an officer of the Company as provided in Section 6.02(k), but such term does not include any Person who has ceased to be an officer of the Company.

“Operating Budget” - the Initial Operating Budget and each subsequent annual operating budget for the Company that is approved (or deemed approved) pursuant to Section 6.02(i)(xxiv). The Operating Budget shall cover all items that are classified as non-capital items under Required Accounting Practices.

“Operator” – Peninsula Pipeline Company, Inc., a Delaware corporation, and any successor operator appointed by the Management Committee following a termination of the COM Agreement.

“Option” - Section 3.03(e)(i).

“Option Interest” - Section 3.03(e)(i).

“Parent” - the Person that Controls a Member as set forth in Exhibit A. Exhibit A shall be promptly updated by a Member upon any change to the identity of such Member’s Parent.

“Parent Decision Makers” - the chief executive officer and/or President of (i) NextEra Energy Resources, LLC, the Parent of NEER, and (ii) Chesapeake Utilities Corporation, the Parent of Peninsula.

“Performance Assurances” - Section 4.01(b).

“Permitted Transfer” – any direct or indirect sale, assignment, transfer, conveyance, gift, exchange, or other disposition of all or any portion of a Member’s interest in this Agreement (or any rights or obligations hereunder) to an Affiliate of such Member.

“Person” - the meaning assigned to that term in Section 18-101(11) of the Act and also includes a Governmental Authority and any other entity.

“PPC” - Section 6.05(g).

“Precedent Agreement” - an agreement between the Company and a prospective shipper of natural gas through the Facilities and/or any Facilities Project that involves the commitment by such shipper to pay demand charges in return for a firm transportation obligation on the part of the Company, in each case subject to the satisfaction of one or more conditions precedent.

“Priority Interest” - the special distribution rights under Section 4.06(b) received by each Additional Contribution/Loan Member, which rights include the right to receive the return described in Section 4.06(b)(i) and which form part of the Additional Contribution/Loan Member’s Membership Interest.

“Priority Interest Sharing Ratio” - Section 4.06(b)(i).

“Project Schedule” - Section 4.01(a)(i).

“Qualified Guarantor” - A guarantor approved by the Management Committee; provided that a successor Qualified Guarantor may be substituted by a Member only with the prior written consent of the Management Committee subject to Section 6.05(e); and further provided, that a guarantor, or substitute guarantor shall be deemed to be a Qualified Guarantor if it maintains: a credit rating for its long-term, senior, unsecured debt not supported by third party credit enhancements (or if a guarantor has no long-term, senior, unsecured debt, then such party’s long-term issuer rating) of Baa3 or higher from Moody’s, BBB- or higher from S&P, or BBB- or higher by Fitch Ratings (in the event such party is rated differently by S&P, Moody’s, or Fitch, the lowest rating shall apply for purposes of this definition).

“Quarter” - unless the context requires otherwise, a fiscal quarter of the Company.

“Related Member Vote” - Section 6.05(e).

“Related Party Matter” - (a) any occurrence or circumstance where (i) the Company, on the one hand, and a Member or an Affiliate of such Member, on the other hand, propose to enter into, terminate (pursuant to an express termination right in the applicable contract or agreement) or amend a contract or arrangement with each other (including, with respect to Peninsula or any of its Affiliates while Peninsula or its Affiliate is the Operator under the COM Agreement), (ii) any Member believes that a dispute has arisen between the Company and Peninsula or its Affiliate under the COM Agreement while Peninsula or its Affiliate is the Operator or any Member proposes that action be taken by the Company with respect to enforcement against the Operator or any other Affiliate of Peninsula under the COM Agreement while Peninsula or its Affiliate is the Operator (provided, however, that any such dispute or enforcement shall not be a Related Party Matter with respect to NEER unless NEER or an Affiliate of NEER is the Operator), or (iii) any Member believes that a dispute has arisen between the Company and an Affiliate of any Member under a Firm Transportation Service Agreement or any other contract or arrangement, or a matter with respect to enforcement under any such Firm Transportation Service Agreement, contract or arrangement is involved, (b) appointment of any successor Operator that is an Affiliate of a Member, (c) any decision by the Company to exercise any of the owner performance rights under Section 4.4 of the COM Agreement while an Peninsula or its Affiliate or NEER or its Affiliate is the Operator, or (d) making any determination as to the suitability of a Qualified Guarantor of a Member or substitution of a successor Qualified Guarantor of such Member.

“Representative” - Section 6.02(a)(i).

“Required Accounting Practices” - the accounting rules and regulations, if any, at the time prescribed by the Governmental Authorities under the jurisdiction of which the Company is at the time operating and, to the extent matters are not covered by such rules and regulations, generally accepted accounting principles as practiced in the United States at the time prevailing for companies engaged in a business similar to that of the Company.

“Rules” - Section 11.05(a).

“Second Negotiation Period” - Section 11.02(a).

“Selection Notice” - Section 11.05(c).

“Service Agreements” – Section 6.03(a).

“Sharing Ratio” - subject in each case to adjustments in accordance with this Agreement or in connection with Dispositions of Membership Interests, (a) in the case of a Member executing this Agreement as of the Effective Date or a Person acquiring such Member’s Membership Interest, the percentage specified for that Member as its Sharing Ratio on Exhibit A, and (b) in the case of Membership Interests issued pursuant to Section 3.04, the Sharing Ratio established pursuant thereto; provided, the total of all Sharing Ratios shall always equal 100%.

“Shippers” – those Persons that have entered into Firm Transportation Service Agreements (or, where applicable, a Precedent Agreement relating thereto).

“Sole Discretion” - Section 6.02(f)(ii).

“Subject Contract” - Section 4.07(a).

“Subsidiary” means, with respect to any specified Person, any other Person of which such specified Person, directly or indirectly through one or more Subsidiaries, (a) owns at least 50% of the outstanding Equity Interests entitled to vote generally in the election of the board of directors or similar governing body of such other Person, or (b) has the power to generally direct the business and policies of that other Person, whether by contract or as a general partner, managing member, manager, joint venturer, agent or otherwise.

“Supermajority Interest” - Section 6.02(f)(i).

“Tax Distributions” - Section 5.02.

“Tax Matters Member” - Section 8.03.

“Term” - Section 2.07.

“Total Event Demand Amount” - Section 4.07(b).

“Treasury Regulations” – the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.

“Withdraw, Withdrawing or Withdrawal” - the withdrawal, resignation or retirement of a Member from the Company as a Member. Such terms shall not include any Dispositions of Membership Interests (which are governed by Sections 3.03(a) and 3.03(b)), even though the Member making a Disposition may cease to be a Member as a result of such Disposition.

“Withdrawn Member” - Section 10.03.

Other terms defined herein have the meanings so given them.

1.02 Interpretation. Unless the context requires otherwise: (a) the gender (or lack of gender) of all words used in this Agreement includes the masculine, feminine and neuter; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) references to Exhibits refer to the Exhibits attached to this Agreement, each of which is made a part hereof for all purposes; (d) references to Laws refer to such Laws as they may be amended from time to time, and references to particular provisions of a Law include any corresponding provisions of any succeeding Law; (e) references to money refer to legal currency of the United States of America; (f) the definitions given for terms in this Article 1 and elsewhere in this Agreement shall apply to both the singular and plural forms of the terms defined, (g) the conjunction “or” shall be understood in its inclusive sense (and/or); and (h) the words “hereby”, “herein”, “hereunder”, “hereof” and words of similar import refer to this Agreement as a whole (including any Exhibits and Schedules hereto) and not merely to the specific section, paragraph or clause in which such word appears.

ARTICLE 2

ORGANIZATION

2.01 Formation. The Company has been organized as a Delaware limited liability company by the filing of the Delaware Certificate as of March 30, 2026.

2.02 Name. The name of the Company is “Florida Energy Pathway, LLC,” and all Company business shall be conducted in that name or such other names that comply with Law as the Management Committee may select.

2.03 Registered Office; Registered Agent; Principal Office in the United States; Other Offices. The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the initial registered agent named in the Delaware Certificate or such other office (which need not be a place of business of the Company) as the Management Committee may designate in the manner provided by Law. The registered agent of the Company in the State of Delaware shall be the initial registered agent named in the Delaware Certificate or such other Person or Persons as the Management Committee may designate in the manner provided by Law. The principal office of the Company in the United States shall be at such place as the Management Committee may designate, which need not be in the State of Delaware, and the Company shall maintain records there or such other place as the Management Committee shall designate and shall keep the street address of such principal office at the registered office of the Company in the State of Delaware. The Company may have such other offices as the Management Committee may designate.

2.04 Purposes. The purposes of the Company are to plan, design, finance, construct, acquire, own, maintain and operate the Facilities, to market the services of the Facilities, to engage in the transmission of natural gas through the Facilities, and to engage in any activities necessary, convenient, incidental, or directly or indirectly relating thereto.

2.05 No State Law Partnership. The Members intend that the Company shall be a limited liability company and, except as provided in Article 8 with respect to U.S. federal income tax treatment (and other tax treatment therewith), the Company shall not be a partnership (including a limited partnership) or joint venture, and no Member shall be a partner or joint venture of any other Member, for any purposes, and this Agreement may not be construed to suggest otherwise.

2.06 Foreign Qualification. Prior to the Company’s conducting business in any jurisdiction other than Delaware, the Management Committee shall cause the Company to comply, to the extent procedures are available and those matters are reasonably within the control of the Management Committee, with all requirements necessary to qualify the Company as a foreign limited liability company in that jurisdiction. At the request of the Management Committee, each Member shall execute, acknowledge, swear to, and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue, and terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.

2.07 Term. The period of existence of the Company (the “Term”) commenced on March 30, 2026, and shall end at such time as a certificate of cancellation is filed with the Secretary of State of the State of Delaware in accordance with Section 12.04.

2.08 Title to Property. All assets, property and rights of the Company shall be owned or leased by the Company as an entity and, except with respect to assets, property or rights of the Company leased or licensed to the Company by a Member (subject to the terms hereof), no Member shall have any ownership interest in such assets, property or rights in its individual name or right, and each Member’s Membership Interest shall be personal property for all purposes. The Company shall hold all assets, property and rights of the Company in the name of the Company and not in the name of any Member.

ARTICLE 3

MEMBERSHIP; DISPOSITIONS OF INTERESTS

3.01 Current Members. As of the Effective Date, Peninsula and NEER are the Members.

3.02 Representations, Warranties and Covenants.

(a) Each Member hereby represents, warrants and covenants to the Company and each other Member that the following statements are true and correct as of the Effective Date and shall be true and correct at all times that such Member is a Member:

(i) that Member is duly incorporated, organized or formed (as applicable), validly existing and (if applicable) in good standing under the Law of the jurisdiction of its incorporation, organization or formation; if required by applicable Law, that Member is duly qualified and in good standing in the jurisdiction of its principal place of business, if different from its jurisdiction of incorporation, organization or formation, that Member has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and that all necessary actions by the board of directors, shareholders, managers, members, partners, trustees, beneficiaries, or other applicable Persons necessary for the due authorization, execution, delivery, and performance of this Agreement by that Member have been duly taken;

(ii) that Member has duly executed and delivered this Agreement and will duly execute and deliver other documents that this Agreement contemplates that such Member will hereafter execute, and they each constitute or will constitute the legal, valid and binding obligation of that Member enforceable against it in accordance with their respective terms (except as may be limited by bankruptcy, insolvency or similar Laws of general application and by the effect of general principles of equity, regardless of whether considered at law or in equity); and

(iii) that Member’s authorization, execution, delivery and performance of this Agreement does not and will not (A) conflict with, or result in a breach, default or violation of, (1) the organizational documents of such Member, (2) any contract or agreement to which that Member is a party or is otherwise subject, or (3) any Law, order, judgment, decree, writ, injunction or arbitral award to which that Member is subject; or (B) require any consent, approval or authorization from, filing or registration with, or notice to, any Governmental Authority or other Person, unless such requirement has already been satisfied.

(b) The Company hereby represents and warrants, and the Company covenants, to each Member that the following statements are true and correct as of the Effective Date and with respect to the Company’s representation, warranty and covenant under subclauses (i) and (ii) below, shall be true and correct at all times:

(i) (x) the Company is duly formed and is validly existing, and in good standing under the Act; (y) the Company has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder (including the issuance of the Membership Interests to each Member), and all necessary actions by the Company’s managers, members or other applicable Persons necessary for the due authorization, execution, delivery, and performance of this Agreement by the Company have been duly taken;

(ii) the issuance of the Membership Interests to each Member, as contemplated hereby, has been duly authorized by all requisite limited liability company action on the part of the Company and its members, managers or other applicable Persons and such Membership Interests are validly issued and, subject only to the terms of Article 4, fully paid and nonassessable and are being issued free and clear of any preemptive rights under the Act or other applicable law, the organizational documents of the Company and any other contract to which the Company or its members, managers or other Person is bound or by which their property is subject except as set forth in this Agreement as the same may be amended from time to time or any other contract approved by the Members;

(iii) no other Person has any right to acquire any Membership Interest or other equity interest in the Company or take part in the management of the Company; and

(iv) the Company has delivered to NEER true, correct and complete copies of the Company’s organizational documents, which are in full force and effect and enforceable against each party thereto in accordance with their terms (except as may be limited by bankruptcy, insolvency or similar Laws of general application and by the effect of general principles of equity, regardless of whether considered at law or in equity).

(c) Each of the Company and Peninsula hereby represents and warrants as to itself, on a several and not a joint basis, and the Company covenants, to each other Member that the following statements are true and correct as of the Effective Date:

(i) except as set forth on Exhibit B, such Person (or any Affiliate of such Person) has not entered into (and, with respect to Peninsula, has not caused the Company to enter into) any contract, agreement or other arrangement with any Person with respect to the Company, the Facilities, the Membership Interests or voting rights with respect to the Company; and

(ii) subject to Section 6.09, Peninsula has delivered to NEER true, correct and complete copies of (A) the Initial LLC Agreement, and (B) each agreement listed on Exhibit B (which Exhibit includes certain Firm Transportation Service Agreements), which are in full force and effect and enforceable against each party thereto in accordance with their terms (except as may be limited by bankruptcy, insolvency or similar Laws of general application and by the effect of general principles of equity, regardless of whether considered at law or in equity) and have not been amended, modified or supplemented (except, in the case of the Initial LLC Agreement, as provided herein, or otherwise as identified on Exhibit B).

3.03 Dispositions and Encumbrances of Membership Interests.

(a) General Restriction. A Membership interest may not be Disposed of, including by foreclosure of an Encumbrance (or Disposition in lieu of such foreclosure), or Encumbered, in whole or in part, except in strict accordance with this Section 3.03. References in this Section 3.03 to Dispositions or Encumbrances of a “Membership Interest” shall also refer to Dispositions or Encumbrances of a portion of a Membership Interest. Any attempted Disposition or Encumbrance of a Membership Interest, other than in strict accordance with this Section 3.03, shall be, and is hereby declared, null and void ab initio. The rights and obligations constituting a Membership Interest may not be separated, divided or split from the other attributes of a Membership Interest except as contemplated by the express provisions of this Agreement. The Members agree that the provisions of this Section 3.03 may be enforced by specific performance pursuant to Section 11.04.

(b) Dispositions of Membership Interests.

(i) General Restriction. (x) Prior to the In-Service Date, no Member may Dispose of its Membership Interest without the prior written consent of each of Peninsula and NEER, which may be withheld in each of their respective Sole Discretion; and (y) if such prior written consent is obtained prior to the In-Service Date or without such consent following the In-Service Date, a Member may Dispose of its Membership Interest only by complying with all of the following requirements: (A) such Member must offer the other Members the right to acquire such Membership Interest in accordance with Section 3.03(b)(ii), unless the proposed transfer is a Permitted Transfer or the other Members consent to the Disposition to such Assignee, which consent may be granted or withheld in the Sole Discretion of each Member; (B) such Member must comply with the requirements of Section 3.03(b)(v) and, if the Assignee is to be admitted as a Member, unless the proposed transfer is a Permitted Transfer, Section 3.03(b)(iii); and (C) unless the proposed transfer is a Permitted Transfer, the Disposition must comply with the following minimum size requirements: (1) if such Member’s Sharing Ratio is less than 20%, the Disposition must include all of the Member’s Membership Interest, and (2) if such Member’s Sharing Ratio is 20% or more, but such Member does not propose to Dispose of all of its Membership Interest, the Disposition must be of a Membership Interest having a Sharing Ratio of at least 10%.

(ii) Preferential Purchase Right.

(A) Procedure. If, prior to the In-Service Date, a Member has obtained the prior written consent of each of Peninsula and NEER to a Disposition pursuant to Section 3.03(b)(i) (excluding, for the avoidance of doubt, Permitted Transfers), or if without such consent following the In-Service Date a Member desires to consummate a bona fide transaction that will result in the Disposition of all or a portion of its Membership Interest (whether or not the proposed Disposition is to another Member), then such Member (the “Disposing Member”) shall promptly give notice thereof (the “Disposition Notice”) to the Company and to each Founding Member; provided, this Section 3.03(b)(ii) shall not apply to a Disposition to an Affiliate of the Disposing Member. The Disposition Notice shall be irrevocable for 45 Days after delivery thereof and shall set forth all relevant information with respect to the proposed Disposition, including the name and address of the prospective acquirer, the precise Membership Interest that is the subject of the Disposition, the price to be paid for such Membership Interest, and any other terms and conditions of the proposed Disposition. If any Member is a Disposing Member but either or both of Peninsula and/or NEER is not the Disposing Member (such of Peninsula and/or NEER as is not a Disposing Member being referred to as the “Non-Disposing Member(s)”), such Non-Disposing Member(s) shall have the first right (the “First Preferential Right”) to acquire, for the same purchase price, and on the same terms and conditions, as are set forth in the Disposition Notice, some or all of the Membership Interest specified in the Disposition Notice; provided, if the purchase price to be paid to the Disposing Member pursuant to the proposed Disposition is not entirely in cash, the purchase price for the Non-Disposing Member(s) exercising the First Preferential Right shall be the Fair Market Value. The Non-Disposing Member(s) shall have 45 Days following receipt of the Disposition Notice (or if the price to be paid pursuant to such offer is not in cash, then 45 Days following the determination of the Fair Market Value of such Membership Interest) in which to notify the other Members (including the Disposing Member) whether such Non-Disposing Member(s) desires to exercise its First Preferential Right. A notice in which a Non-Disposing Member exercises such First Preferential Right is referred to herein as a “First Preferential Exercise Notice” and as deliverer of a First Preferential Exercise Notice, such Non-Disposing Member is referred to herein as a “First Preferential Purchasing Member.” The First Preferential Purchasing Member(s) shall indicate in a First Preferential Exercise Notice whether the First Preferential Purchasing Member(s) elects to purchase all or any portion of the Disposing Member’s Membership Interest as set forth in the Disposition Notice or any portion thereof. In the event that each of Peninsula and NEER are First Preferential Purchasing Members, then each First Preferential Purchasing Member shall indicate in a First Preferential Exercise Notice whether it elects to purchase only its pro rata share of the Membership Interest offering in the Disposition Notice (based on its and its Affiliates’ collective Sharing Ratio) or whether such First Preferential Purchasing Member elects to purchase a greater portion of such Membership Interest (up to the full amount thereof). If the First Preferential Purchasing Member(s) elects to exercise the First Preferential Right to purchase the entire Membership Interest offered in the Disposition Notice (subject to proration based on the First Preferential Purchasing Members’ and their Affiliates’ respective collective Sharing

Ratios in the event that First Preferential Purchasing Members elected to purchase a greater number of Membership Interests than the amount offered), the Disposing Member and the First Preferential Purchasing Member(s) shall close the acquisition of the Membership Interest in accordance with Section 3.03(b)(ii)(B). In the event that the First Preferential Purchasing Member(s) elects to purchase less than the entire Membership Interest specified in the Disposition Notice, then the Disposing Member shall have the right to Dispose of the remaining amount of the unexercised portion of the Membership Interest in accordance with Section 3.03(b)(ii)(C).

(B) Closing. If the First Preferential Right is exercised in accordance with Section 3.03(b)(ii)(A), the closing of the purchase of the Membership Interest shall occur at the principal place of business of the Company no later than the 60th Day after the expiration of the 90-Day period referred to in Section 3.03(b)(ii)(A), as applicable, (or, if later, the fifth Business Day after the receipt of all applicable Authorizations to the purchase), unless the Disposing Member and the First Preferential Purchasing Member agree upon a different place or date. At the closing, (1) the Disposing Member shall execute and deliver to the First Preferential Purchasing Member (aa) an assignment of the Membership Interest, in form and substance reasonably acceptable to the First Preferential Purchasing Member containing a general warranty of title as to such Membership Interest (including that such Membership Interest is free and clear of all Encumbrances, other than those permitted under Section 3.03(c)(i)) and (bb) any other instruments reasonably requested by the First Preferential Purchasing Member to give effect to the purchase; and (2) the First Preferential Purchasing Member shall deliver to the Disposing Member in immediately-available funds the purchase price provided for in Section 3.03(b)(ii)(A). The Sharing Ratios and Capital Accounts of the Members shall be deemed adjusted to reflect the effect of the purchase.

(C) Waiver of Preferential Right. If no Non-Disposing Member delivers a First Preferential Exercise Notice or if the First Preferential Right is not exercised in full pursuant to Section 3.03(b)(ii)(A), the Disposing Member shall have the right, subject to compliance with the provisions of Sections 3.03(a) and 3.03(b), to Dispose of the portion of the Membership Interest described in the Disposition Notice that is not purchased pursuant to the First Preferential Right to the proposed Assignee strictly in accordance with the terms of the Disposition Notice for a period of 60 Days after the expiration of the 90-Day period referred to in such Section 3.03(b)(ii)(A) (or, if later, the fifth Business Day after the receipt of all applicable Authorizations to the purchase). If, however, the Disposing Member fails so to Dispose of the Membership Interest within such 60-Day period (or, if applicable, such fifth Business Day period), the proposed Disposition shall again become subject to the First Preferential Right.

(iii) Co-Sale Rights. If a Member proposes to Dispose of Membership Interests constituting greater than 20% of the issued and outstanding Membership Interests pursuant to a bona fide offer from a Person who is not a Member (and is not the Company), other than in a Permitted Transfer (such proposed Transfer, a “Co-Sale Transaction”), the other Founding Members shall have the following rights:

(A) Each of the other Founding Members shall have the right to participate in the Co-Sale Transaction on the same terms and conditions, including price, subject to Section 3.03(b)(iii)(E), as specified in the Disposition Notice, which right shall be exercisable upon written notice (the “Co-Sale Election Notice”) to the Transferor (with a copy to the Company). The Co-Sale Election Notice shall indicate whether such Member wishes to Transfer the Maximum Co-Sale Membership Interests for such Member or some other number of Membership Interests (which number, if greater than the applicable Maximum Co-Sale Membership Interests, shall be reduced to the applicable Maximum Co-Sale Membership Interests).

(B) The Transferor will exercise commercially reasonable efforts to obtain the same agreements and commitments from the proposed transferee for the benefit of the other Members, including the same type and form of consideration. If any prospective transferee refuses to purchase the other Member’s Membership Interests as provided in Section 3.03(b)(iii)(A), after the Transferor exercises commercially reasonable efforts to cause the prospective transferee to purchase such other Member’s Membership Interests, the Transferor shall not Transfer any of its Membership Interests to any such prospective transferee.

(C) The exercise or non-exercise of the rights of the Members pursuant to this Section 3.03(b)(iii) shall not adversely affect their rights to participate in subsequent Transfers by the Transferor. If none of the Founding Members elect to participate in the Transfer of the Offered Membership Interests, the Transferor may, not later than 90 days after the expiration of the other Members’ right to participate in the Co-Sale Transaction pursuant to this Section 3.03(b)(iii), effect the Transfer on terms and conditions not more favorable to the Transferor than those described in the Disposition Notice.

(D) Any proposed Transfer on terms and conditions more favorable to the Transferor than those described in the Disposition Sale Notice shall require renewed compliance by the Transferor with Section 3.03(b)(ii) and this Section 3.03(b)(iii).

(E) Notwithstanding the price set forth in the Disposition Notice for the Membership Interests proposed to be Transferred by the Transferor, the price for each Membership Interest proposed to be Transferred by the Members who exercise their rights pursuant to this Section 3.03(b)(iii) shall be subject to adjustment to take into account any differences between each such other Members’ Undistributed Capital Amount and the Transferor’s Undistributed Capital Amount.

(iv) Admission of Assignee as a Member. An Assignee has the right to be admitted to the Company as a Member, with the Membership Interest (and attendant Sharing Ratio) so transferred to such Assignee, only if such Disposition is effected in strict compliance with Sections 3.03(a) and 3.03(b).

(v) Requirements Applicable to All Dispositions, Permitted Transfers and Admissions. In addition to the requirements set forth in Sections 3.03(b)(i), 3.03(b)(ii) and 3.03(b)(iii), any Disposition or Permitted Transfer of a Membership Interest and any admission of an Assignee as a Member shall also be subject to the following requirements, and such Disposition (and admission, if applicable) shall not be effective unless such requirements are complied with; provided, the Management Committee, in its sole and absolute discretion, may waive any of the following requirements:

(A) Disposition Documents. The following documents must be delivered to the Management Committee and must be satisfactory, in form and substance, to the Management Committee:

(1) Disposition Instrument. A copy of the instrument pursuant to which the Disposition is effected.

(2) Ratification of this Agreement. An instrument, executed by the Disposing Member and its Assignee, containing the following information and agreements, to the extent they are not contained in the instrument described in Section 3.03(b)(v)(A)(1): (aa) the notice address of the Assignee; (bb) if applicable, the Parent of the Assignee; (cc) the Sharing Ratios after the Disposition of the Disposing Member and its Assignee (which together must total the Sharing Ratio of the Disposing Member before the Disposition); (dd) the Assignee’s ratification of this Agreement and agreement to be bound by it, and its confirmation that the representations and warranties in Section 3.02 are true and correct with respect to it; and (ee) representations and warranties by the Disposing Member and its Assignee (1) that the Disposition and admission is being made in accordance with all applicable Laws, (2) that the matter set forth in Section 3.03(b)(v)(A)(3) is true and correct, and (3) that the Disposition and admission do not violate any Financing Commitment or any other agreement to which the Company is a party.

(3) Securities Law Opinion. Unless the Membership Interest subject to the Disposition is registered under the Securities Act of 1933 and any applicable state securities Law, a favorable opinion of the Company’s legal counsel, or of other legal counsel acceptable to the Management Committee, to the effect that the Disposition and admission is being made pursuant to a valid exemption from registration under those Laws and in accordance with those Laws; provided, no such opinion shall be required in the case of a Disposition by a Member to an Affiliate.

(4) Tax Opinion. A favorable opinion of the Company’s legal counsel, or of other legal counsel acceptable to the Management Committee, to the effect that the Disposition would not cause the Company to be treated as a publicly traded partnership subject to tax as an association for U.S. federal income tax purposes (unless the provision of such tax opinion is waived in advance by the Management Committee); provided, no such opinion shall be required in the case of a Disposition by a Member to an Affiliate.

(B) Payment of Expenses. The Disposing Member and its Assignee shall pay, or reimburse the Company for, all reasonable costs and expenses incurred by the Company in connection with the Disposition and admission, including the legal fees incurred in connection with the legal opinion referred to in Section 3.03(b)(v)(A)(3), on or before the 10th Day after the receipt by that Person of the Company’s invoice for the amount due. The Company will provide such invoice as soon as practicable after the amount due is determined but in no event later than 90 Days thereafter. If payment is not made by the date due, the Person owing that amount shall pay interest on the unpaid amount from the date due until paid at a rate per annum equal to the Default Rate.

(C) No Release. No Disposition of a Membership Interest shall release the Disposing Member from any liabilities to the Company or the other Members arising from events occurring prior to this Disposition.

(D) Indebtedness of Company. Any Disposition of a Membership Interest shall also include all of the Indebtedness owed by the Company to the Disposing Member (or, if only a portion of a Membership Interest is being Disposed, a proportionate share of such Indebtedness). As long as this Agreement shall remain in effect, all evidences of Indebtedness of the Company owed to any of the Members shall bear an appropriate legend to indicate that it is held subject to, and may be Disposed only in accordance with, the terms and conditions of this Agreement, and that such Disposition may be made only in conjunction with the Disposition of a proportionate part of such Member’s Membership Interest.

(vi) Deemed Membership Disposition. A Deemed Membership Disposition shall be deemed to be a Disposition of a Membership Interest and must comply with the requirements set forth in Sections 3.03(a) and 3.03(b).

(vii) Change of Control.

(A) Procedure. In the event of a Change of Control, the Member with respect to which the Change of Control has occurred (the “Changing Member”) shall promptly (and in all events within five Business Days after the Change of Control) give notice thereof (the “Control Notice”) to the Company and the other Members. If the Control Notice is not given by the Changing Member as provided above and any other Member becomes aware of such Change of Control, such other Member shall have the right to give the Control Notice to the Changing Member, the Company and the other Members. Each of NEER and Peninsula (excluding the Changing Member) shall have the right (the “Buy-out Right”) to acquire the Membership Interest of the Changing Member for the Fair Market Value thereof. Each of NEER and Peninsula (excluding the Changing Member) shall have the right (but not the obligation) to acquire a portion of the Membership Interest of the Changing Member that is equal to a fraction, the numerator of which is the collective Sharing Ratio of NEER (and its Affiliates) or Peninsula (and its Affiliates), respectively, and the denominator of which is the total Sharing Ratios of NEER (and its Affiliates) and Peninsula (and its Affiliates) (excluding the Sharing Ratio of the Changing Member if it should be NEER or Peninsula). Each of NEER and Peninsula (other than the Changing Member) shall have 45 Days following the determination of the Fair Market Value of such Membership Interest in which to notify each other Member and the Changing Member whether it desires to exercise its Buy-out Right. A notice in which NEER or Peninsula exercises such Buy-out Right is referred to herein as a “Change Exercise Notice,” and a Member that delivers a Change Exercise Notice is referred to herein as a “Change Purchasing Member.” If, at the end of such 45-Day period, there remains a portion of the Membership Interest for which such Buy-out Right has not been exercised (a “Change Unexercised Portion”), then the Change Purchasing Members shall have an additional 20-Day period in which to elect to purchase the remaining Change Unexercised Portion. The Changing Member and the Change Purchasing Members shall close the acquisition of the Membership Interest in accordance with Section 3.03(b)(vii)(B). A Member that fails to exercise a right during any applicable period set forth in this Section 3.03(b)(vii)(A) shall be deemed to have waived such right for the subject Change of Control, but not any right for future Changes of Member Control. If no Member exercises the Buy-Out Right, the Change of Control shall be effective and the purchaser of the Changing Member’s Membership Interest shall be admitted as a Member upon compliance with Section 3.03(b)(v).

(B) Closing. If the Buy-out Right is deemed exercised in accordance with Section 3.03(b)(vii)(A), the closing of the purchase of the Membership Interest shall occur at the principal place of business of the Company no later than the 60th Day after the expiration of the last applicable period referred to in such Section 3.03(b)(vii)(A) (or, if later, the fifth Business Day after the receipt of all applicable Authorizations to the purchase), unless the Changing Member and the Change Purchasing Members agree upon a different place or date. At the closing, (1) the Changing Member shall execute and deliver to the Change Purchasing Members (aa) an assignment of the Membership Interest, in form and substance reasonably acceptable to the Change Purchasing Members, containing a general warranty of title as to such Membership Interest (including that such Membership Interest is free and clear of all Encumbrances, other than those permitted under Section 3.03(c)(ii)) and (bb) any other instruments reasonably requested by the Change Purchasing Members to give effect to the purchase; and (2) the Change Purchasing Members shall deliver to the Changing Member in immediately-available funds the purchase price provided for in Section 3.03(b)(vii)(A). The Sharing Ratios and Capital Accounts of the Members shall be deemed adjusted to reflect the effect of the purchase.

(viii) Consent to Operator Change of Control. Unless Peninsula, NEER, or one of their Affiliates is the Operator, no Change of Control of the Operator shall be effected, and no agreement contemplating or providing for any such Change of Control of the Operator shall be entered into without the prior written consent of Peninsula and NEER, which may not be unreasonably withheld, conditioned, or delayed, taking into account, among other things, the experience and financial wherewithal of the proposed Operator and the Parent of the Operator if such Change of Control were effected.

(c) Encumbrances of Membership Interest. A Member may not Encumber its Membership Interest, except by complying with one of the two following paragraphs:

(i) (A) such Member must receive the consent of a Supermajority Interest of the non-Encumbering Members (calculated without reference to the Sharing Ratio of the Encumbering Member), which consent (as contemplated by Section 6.02(f)(ii)) may be granted or withheld in the Sole Discretion of each such other Member; and (B) the instrument creating such Encumbrance must provide that any foreclosure of such Encumbrance (or Disposition in lieu of such foreclosure) must comply with the requirements of Sections 3.03(a) and 3.03(b); or

(ii) such Encumbrance is required by the terms of a Financing Commitment.

3.04 Creation of Additional Membership Interests. Additional Membership Interests may be created and issued to existing Members or to other Persons, and such other Persons may be admitted to the Company as Members, with the consent of a Supermajority Interest, on such terms and conditions as a Supermajority Interest may determine at the time of admission. The terms of admission or issuance must specify the Sharing Ratios applicable thereto and may provide for the creation of different classes or groups of Members having different rights, powers and duties. Any such admission is effective only after the New Member has executed and delivered to the Members an instrument containing the notice address of the New Member, the Assignee’s ratification of this Agreement and agreement to be bound by it, and its confirmation that the representations and warranties in Section 3.02 are true and correct with respect to it. The provisions of this Section 3.04 shall not apply to Dispositions of Membership Interests or admissions of Assignees in connection therewith, such matters being governed by Sections 3.03(a) and 3.03(b).

3.05 Access to Information. Each Member shall be entitled to receive any information that it may reasonably request concerning the Company; provided, this Section 3.05 shall not obligate the Company, the Management Committee or Operator to create any information that does not already exist at the time of such request (other than to convert existing information from one medium to another, such as providing a printout of information that is stored in a computer database), except as otherwise provided in Section 9.02. Each Member shall also have the right, upon reasonable notice, and at all reasonable times during usual business hours to inspect the properties of the Company and to audit, examine and make copies of the books of account and other records of the Company. Such right may be exercised through any agent or employee of such Member designated in writing by it or by an independent public accountant, engineer, attorney or other consultant so designated. The Member making the request shall bear all costs and expenses incurred in any inspection, examination or audit made on such Member’s behalf. The Members agree to reasonably cooperate, and to cause their respective independent public accountants, engineers, attorneys or other consultants to reasonably cooperate, in connection with any such request. Confidential Information obtained pursuant to this Section 3.05 shall be subject to the provisions of Section 3.06.

3.06 Confidential Information.

(a) Except as permitted by Section 3.06(b), (i) each Member shall keep confidential all Confidential Information and shall not disclose any Confidential Information to any Person, including any of its Affiliates (except as otherwise provided herein), and (ii) each Member shall use the Confidential Information only in connection with the Facilities and the Company and its business.

(b) Notwithstanding Section 3.06(a), but subject to the other provisions of this Section 3.06, a Member may make the following disclosures and uses of Confidential Information:

(i) disclosures to another Member or to Operator in connection with the Company;

(ii) disclosures and uses that are approved by the Management Committee;

(iii) disclosures that may be required from time to time to obtain requisite Authorizations or financing for the Facilities (including to the FPSC, as required), if such disclosures are approved by the Management Committee;

(iv) disclose Confidential Information to any nationally recognized statistical rating organization (including Moody’s, S&P, and Fitch Ratings), and to such organization’s advisors, in connection with such Member’s credit rating process, including ratings meetings, reviews, surveillance, and responses to information requests;

(v) disclosures to an Affiliate of such Member, including the directors, officers, employees, agents and advisors of such Affiliate, if such Affiliate has agreed to abide by the terms of this Section 3.06;

(vi) disclosures to a Person that is not a Member or an Affiliate of a Member, if such Person has been retained by the Company, a Member or Operator to provide services in connection with the Company and has agreed to abide by the terms of this Section 3.06;

(vii) disclosures to a bona-fide potential direct or indirect purchaser of such Member’s Membership Interest, if such potential purchaser has executed a confidentiality agreement in form and substance acceptable to the Management Committee;

(viii) disclosures required, with respect to a Member or an Affiliate of a Member, pursuant to (i) the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, (ii)the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, (iii) any state securities Laws, or (iv) any national securities exchange or automated quotation system; and

(ix) disclosures that a Member is legally compelled to make by deposition, interrogatory, request for documents, subpoena, civil investigative demand, order of a court of competent jurisdiction, or similar process, or otherwise by Law; provided, prior to any such disclosure, such Member shall, to the extent permissible under applicable Law:

(A) provide the Management Committee with prompt notice of such requirements so that one or more of the Members may seek a protective order or other appropriate remedy or waive compliance with the terms of this Section 3.06(b)(viii);

(B) consult with the Management Committee on the advisability of taking steps to resist or narrow such disclosure; and

(C) cooperate with the Management Committee and with the other Members in any attempt one or more of them may make to obtain a protective order or other appropriate remedy or assurance that confidential treatment will be afforded the Confidential Information; and in the event such protective order or other remedy is not obtained, or the other Members waive compliance with the provisions hereof, such Member agrees (1) to furnish only that portion of the Confidential Information that, in the opinion of such Member’s counsel, such Member is legally required to disclose, and (2) to exercise all reasonable efforts to obtain assurance that confidential treatment will be accorded such Confidential Information.

(c) Each Member shall take such precautionary measures as may be necessary or required to ensure (and such Member shall be responsible for) compliance with this Section 3.06 by any of its Affiliates, and its and their directors, officers, employees and agents, and other Persons to which it may disclose Confidential Information in accordance with this Section 3.06.

(d) Promptly after any Withdrawal or Disposition by any Member of all of its Membership Interest pursuant to Sections 3.03 or 10.02, a Withdrawn Member or Disposing Member, as applicable, shall promptly destroy (and provide a certificate of destruction to the Company with respect to), or return to the Company, all Confidential Information in its possession. Notwithstanding the immediately-preceding sentence, but subject to the other provisions of this Section 3.06, a Withdrawn Member or Disposing Member may retain for a stated period, but not disclose to any other Person, Confidential Information for the limited purposes of (i) explaining such Member’s corporate decisions with respect to the Facilities as required by applicable Law or the Member’s internal policies, or (ii) preparing such Member’s tax returns and defending audits, investigations and proceedings relating thereto; provided, the Withdrawn Member or Disposing Member must notify the Management Committee in advance of such retention and specify in such notice the stated period of such retention, and must retain any such Confidential Information in accordance with this Agreement.

(e) The Members agree that no adequate remedy at law exists for a breach or threatened breach of any of the provisions of this Section 3.06, the continuation of which unremedied may cause the Company and the other Members to suffer irreparable harm. Accordingly, the Members agree that the Company and the other Members shall be entitled, in addition to other remedies that may be available to them, to seek immediate injunctive relief from any breach of any of the provisions of this Section 3.06 and to specific performance of their rights hereunder, as well as to any other remedies available at law or in equity, pursuant to Sections 11.03 and 11.04.

(f) The obligations of the Members under this Section 3.06 (including the obligations of any Withdrawn Member) shall terminate on the second anniversary of the dissolution or winding up the Company.

3.07 Liability to Third Parties. No Member or its Affiliates shall be liable for the debts, obligations or liabilities of the Company.

3.08 Use of Members’ Names and Trademarks. The Company, the Members and their Affiliates shall not use the name, logo, or trademark of any Member or its Affiliates for any purposes, including in connection with public announcements regarding the Company, or marketing or financing activities of the Company, without the prior written consent of such Member or Affiliate.

ARTICLE 4

CAPITAL CONTRIBUTIONS/LOANS

4.01 Capital Contributions.

(a) Budgets; Capital Calls.

(i) Peninsula has previously provided to NEER, and the Members hereby approve, (A) a capital budget covering the design, engineering, procurement, construction and installation of the Facilities through the In-Service Date attached hereto as Schedule 4.01(a)(i)(A) (the “Construction Budget”), (B) a schedule (the “Project Schedule”) containing milestones and including details to support all major development, engineering, procurement, construction, commissioning and testing activities of the Facilities during the period prior to the In-Service Date attached hereto as Schedule 4.01(a)(i)(B) and (C) an initial operating budget covering the 12 month period following the In-Service Date attached hereto as Schedule 4.01(a)(i)(C) (the “Initial Operating Budget”). The Members (X) acknowledge and agree that the Initial Operating Budget provided by Peninsula prior to the Effective Date is a preliminary document submitted for preliminary Member approval only, (Y) recognize that changes to such budget will likely be required prior to the In-Service Date as updated and additional information is developed or obtained (including, to account for inflation), and (Z) agree that any changes or amendments to the Initial Operating Budget may be adopted only by and upon the Management Committee’s approval.

(ii) As to the Construction Budget, the Initial Operating Budget, and any Capital Budget associated with the Facilities Project covered by any Approved Precedent Agreement, no approval of the Management Committee shall be required for the Capital Contributions required to fund such budget or project, subject to Section 6.02(i)(xxvi) and 6.02(i)(xxx); rather, subject to and in accordance with the COM Agreement, Operator may issue written notices to the Company for such Capital Contribution and, subject to Sections 6.02(i)(xix) and 6.02(i)(xxi), loans from Members, at such times and in such amounts necessary to fund the costs associated with such budget or project.

(iii) In connection with each individual funding required under the Construction Budget, the Initial Operating Budget (and any amended Initial Operating Budget), each subsequent Operating Budget, and any Capital Budget associated with the Facilities Project covered by any Approved Precedent Agreement, by the affirmative vote of a Supermajority Interest the Management Committee will determine what portion (if any) of such funding will be made pursuant to Capital Contributions and what portion (if any) of such funding will be made by loans by the Members to the Company. As to each notice received from Operator pursuant to Section 4.02(c)(ii), the Company shall issue written requests to each Member, consistent with the determination made pursuant to the preceding sentence, for the making of the Capital Contributions and/or loans required in connection with such notice.

(iv) The Management Committee (or the applicable Member, in any instance one or more Members are permitted to issue a Capital Call pursuant to this Agreement without the approval of the Management Committee) shall issue or cause to be issued a written request to each Member for the making of Capital Contributions at such times and in such amounts as the Management Committee (or the applicable Member, in any instance one or more Members are permitted to issue a Capital Call pursuant to this Agreement without the approval of the Management Committee) shall approve or as determined pursuant to Section 4.01(a)(iv) (such written request referred to herein as a “Capital Call”). Except with respect to amounts credited pursuant to Section 4.05(d), such Capital Contributions shall be made in cash, unless a Supermajority Interest elects to request non -cash Capital Contributions. All amounts received by the Company pursuant to this Section 4.01 shall be credited to the respective Member’s Capital Account as of such specified date.

(v) Each Capital Call shall contain the following information:

(A) The total amount of Capital Contributions requested from all Members;

(B) The amount of Capital Contribution requested from the Member to whom the request is addressed, such amount to be in accordance with the Sharing Ratio of such Member;

(C) The purpose for which the funds are to be applied in such reasonable detail as the Management Committee shall direct; and

(D) The date on which payments of the Capital Contribution shall be made (which date shall not be less than 30 Days following the date the Capital Call is given, unless a sooner date is approved by the Management Committee) and the method of payment, provided that such date and method shall be the same for each of the Members.

(vi) In the event the Management Committee fails to approve an Operating Budget with respect to the Facility within 30 days of submission of such Operating Budget to the Management Committee for approval, the Operator with respect to such Facility is authorized, pursuant to Section 4.01(a)(iii), to issue a notice to the Members for the making of Capital Contributions and/or loans required to fund the costs associated with such Operating Budget in an amount consistent with the Operating Budget most recently approved by the Management Committee and including costs that do not exceed, for any line item, the amount set forth for such line item in such most recently approved Operating Budget as adjusted by the percentage change in the Consumer Price Index for All Urban Consumers published by the U.S. Bureau of Labor Statistics for the 12- month period ending in the preceding month, provided that, with respect to all Non-Discretionary Items, the actual amount of each such item shall be substituted for the amount of such item set forth in the preceding year’s Operating Budget, subject to the applicable limits set forth in the definition of “Non-Discretionary Items.” In the event of a Deadlock and the Management Committee fails to approve an Operating Budget for three (3) consecutive years, then the Deadlock mechanisms in Article 11 shall apply and each line item in the proposed Operating Budget that remains in dispute following the conclusion of the budget negotiation (each such item, a “Disputed Item”) shall be submitted to Arbitration pursuant to Section 11.05, except for (X) compensation payable under the COM Agreement, which amounts shall be governed by the COM Agreement and reflected in the Operating Budget, and (Y) capital expenditures, which the Members acknowledge and agree may in no event be included in an Operating Budget unless approved by Management Committee. In the event of an Arbitration relating to a budget Dispute, the provisions of this Section 4.01(a)(vi) shall apply to the Operating Budget for such third year and thereafter until the budget Dispute is resolved by either the Management Committee or by the Arbitration tribunal pursuant to Section 11.05. Notwithstanding anything to the contrary, no Member shall have any right to bring an action with respect to a budget Dispute or determination of any Disputed Items in the Delaware Courts or another venue (except as otherwise expressly provided in Section 11.05). A decision by the Arbitration tribunal in accordance with the terms hereof shall be binding on all Members whether or not such Member was among the Members participating in the budget Dispute.

(b) Each Member agrees that it shall make payments of its respective Capital Contributions in accordance with Capital Calls issued pursuant to this Section 4.01. Each Member shall deliver to the Company:

(i) within 10 Business Days following the Effective Date (or, with respect to a New Member admitted after the Effective Date and prior to the In-Service Date, within 10 Business Days of such admission) and for the period up to fifteen (15) Days following submission of a construction notice to the FPSC in accordance with Rule 25-12.082, F.A.C. (the “Initial Release”), performance assurances (“Performance Assurances”) equal to such Member’s share of $214,041,430.401 (calculated based on a Member’s Sharing Ratio), and

(ii) within 10 Business Days of the date of the Initial Release (or, with respect to a New Member admitted after the Initial Release, within 10 Business Days of such admission) for the period following the Initial Release and up to the In-Service Date, Performance Assurances equal to 20% of such Member’s remaining obligations to make Capital Contributions to the Company pursuant to this Article 4 (calculated based on such Member’s Sharing Ratio multiplied by the remaining obligations under the Construction Budget and net of any security posted by such Member, or Member’s Affiliate, under any Approved Precedent Agreement).

[1]	Such amount is based on the following calculation: (total Construction Budget (being $1,084,054,000) minus pre-Effective Date spend (being $13,846,848)) multiplied by twenty percent (20%).

Performance Assurances shall be permitted to be either (i) in the form of a written guaranty from a Qualified Guarantor (a “Guaranty”), or (ii) in the form of a Letter of Credit, as determined by the Member providing such Performance Assurances.

At the end of each Quarter, the Performance Assurances posted pursuant to subpart (ii) shall be reduced by an amount equal to 20% of each Member’s actual Capital Contributions made to the Company during such Quarter. Notwithstanding anything to the contrary in this Section 4.01(b), at no time prior to the In-Service Date will a Member’s Performance Assurance obligation be less than such Member’s share of $50,000,000.00 (calculated based on a Member’s Sharing Ratio).

The Company shall be entitled to draw from the Performance Assurances in the event a Member fails to make payments of its respective Capital Contributions in accordance with Capital Calls issued pursuant to this Section 4.01. In the event the Company draws from a Member’s Performance Assurances, such Performance Assurances shall be promptly (but, in no event later than five (5) Business Days following the draw date) replenished by the Member failing to make its respective Capital Contribution, subject to any reduction applicable under the preceding paragraph. In the case of Performance Assurances in the form of a Letter of Credit, draw requests shall be submitted as required by the terms of such Letter of Credit. In the case of Performance Assurances in the form of a Guaranty, draws shall be in the form of written demands for payment served on the Qualified Guarantor in accordance with the terms of the applicable guaranty.

For the avoidance of doubt, a Member’s obligation to post Performance Assurances pursuant to this Section 4.01(b) shall expire (and any obligations under any posted Performance Assurances shall terminate) on the In-Service Date.

If Peninsula elects to provide Performance Assurances in the form of a Guaranty, the Guaranty shall have a term of 364 days commencing on the date of its execution and shall terminate effective as of the 364th day of such term (the “Peninsula Guaranty Termination Date”). Not less than ten (10) days prior to any Peninsula Guaranty Termination Date, Peninsula shall provide replacement Performance Assurances to be effective as of such Peninsula Guaranty Termination Date.

(c) In addition to the authority granted the Management Committee in the other provisions of this Section 4.01 to issue Capital Calls, if within 30 Days prior to the date any Matured Financing Obligation is to become due (or within 15 Days after any notice of acceleration of any Matured Financing Obligation received prior to the maturity date thereof), (i) the Management Committee has not made a Capital Call for the payment of such amount that is (or is expected to be) a Matured Financing Obligation, and (ii) the Members have been unable to secure refinancing for such Matured Financing Obligation on reasonably acceptable terms after negotiating in good faith to do so with third party lender(s), then, at any time thereafter, Peninsula or NEER may on behalf of the Management Committee issue a Capital Call for cash in the amount required for the payment of such Matured Financing Obligation. If a Capital Call is validly issued by an individual Member under this Section 4.01(c), then each Member shall be obligated to pay such Capital Call as provided in this Section 4.01, but such payment shall be made within 15 Days after the date the Capital Call is given (and not the 30-Day period provided for in Section 4.01(a)(v)(D)). In addition, notwithstanding anything to the contrary in this Agreement, each of NEER and Peninsula shall have the right to issue Capital Calls to fund any Emergency Expenses, Non-Discretionary Items, or any costs or expenses specified in a “Cash Call” issued by the Operator pursuant to the COM Agreement, in each case, without the approval of the Management Committee or any other Member (it being understood that if NEER or Peninsula issues a Capital Call for any of the foregoing purposes, the Operator shall be entitled to apply Capital Contributions funded pursuant thereto to costs and liabilities for which such Capital Call was issued, without the need for further approval pursuant to this Agreement or otherwise).

4.02 Loans. If pursuant to Section 4.01(a)(iv) the Management Committee determines as to any individual funding that all or a portion of such funding shall be made by loans from the Members to the Company, then each Member shall make a loan to the Company at the time and in the amount and under such terms and conditions as the Management Committee shall approve by the affirmative vote of a Supermajority Interest.

(a) If the Management Committee determines that the Company needs funds other than as contemplated by Section 4.02(a), then, rather than calling for Capital Contributions, the Management Committee may issue or cause to be issued a written request to each Member for the making of loans to the Company at such times, in such amounts and under such terms and conditions as the Management Committee shall approve; provided, the Management Committee shall not call for loans rather than Capital Contributions if doing so would breach any Financing Commitment or other agreement of the Company.

(b) All amounts received from a Member after the date specified in Section 4.02(c)(iv) by the Company pursuant to this Section 4.02 shall be accompanied by interest on such overdue amounts (and the default shall not be cured unless such interest is also received by the Company), which interest shall be payable to the Company and shall accrue from and after such specified date at the Default Rate. Any such interest paid shall be credited to the respective Capital Accounts of all the Members, on a pro rata basis in accordance with their respective Sharing Ratios as of the date such payment is made to the Company, but shall not be considered part of the principal of the loan.

(c) Each written request issued pursuant to Section 4.02(a) or 4.02(b) shall contain the following information:

(i) The total amount of loans requested from all Members;

(ii) The amount of the loan requested from the Member to whom the request is addressed, such amount to be in accordance with the Sharing Ratio of such Member;

(iii) The purpose for which the funds are to be applied in such reasonable detail as the Management Committee shall direct;

(iv) The date on which the loans to the Company shall be made (which date shall not be less than 30 Days following the date the request is given, unless a sooner date is approved by the Management Committee) and the method of payment; provided, such date and method shall be the same for each of the Members; and

(v) All terms concerning the repayment of or otherwise relating to such loans; provided, such terms shall be the same for each of the Members and in the case of costs covered by the Construction Budget shall be consistent with Section 4.01(a)(iv).

(d) Each Member agrees that it shall make its respective loans in accordance with requests issued pursuant to this Section 4.02.

4.03 No Other Contribution or Loan Obligations. No Member shall be required or permitted to make any Capital Contributions or loans to the Company except pursuant to this Article 4.

4.04 Return of Contributions. Except as expressly provided herein, a Member is not entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its Capital Account or its Capital Contributions. An unpaid Capital Contribution is not a liability of the Company or of any Member. A Member is not required to contribute or to lend any cash or property to the Company to enable the Company to return any Member’s Capital Contributions.

4.05 Capital Accounts.

(a) A separate Capital Account (each, a “Capital Account”) shall be established and maintained for each Member in accordance with the provisions of Section 704 of the Code and the Treasury Regulations promulgated thereunder. Each Member’s Capital Account shall be increased by (i) the amount of money contributed by that Member to the Company and (ii) the fair market value of property (as determined by the Management Committee in its sole discretion) contributed by that Member to the Company (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Section 752 of the Code), and (iii) allocations to that Member of Company income and gain (or items thereof), including income and gain exempt from tax and income and gain described in Treasury Regulation Section 1.704-1(b)(2)(iv)(g), but excluding income and gain described in Treasury Regulation Section 1.704-1(b)(4)(i), and shall be decreased by (iv) the amount of money distributed to that Member by the Company, (v) the fair market value of property (as determined by the Management Committee in its sole discretion) distributed to that Member by the Company (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under Section 752 of the Code), (vi) allocations to that Member of expenditures of the Company described (or treated as described) in Section 705(a)(2)(B) of the Code, and (vii) allocations of Company loss and deduction (or items thereof), including loss and deduction described in Treasury Regulation Section 1.704-1(b)(2)(iv)(g), but excluding items described in (vi) above and loss or deduction described in Treasury Regulation Section 1.704-1(b)(4)(i) or 1.704-1(b)(4)(iii). The Members’ Capital Accounts shall also be maintained and adjusted as permitted by the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv)(f) and as required by the other provisions of Treasury Regulation Sections 1.704-1(b)(2)(iv) and 1.704-1(b)(4), including adjustments to reflect the allocations to the Members of depreciation, depletion, amortization, and gain or loss as computed for book purposes rather than the allocation of the corresponding items as computed for tax purposes, as required by Treasury Regulation Section 1.704-1(b)(2)(iv)(g). Thus, in the sole discretion of the Management Committee, the Members’ Capital Accounts shall be increased or decreased to reflect a revaluation of the Company’s property on its books based on the fair market value of the Company’s property on the date of adjustment (as determined pursuant to Section 4.05(c)), immediately prior to (A) the contribution of money or other property to the Company by a new or existing Member as consideration for a Membership Interest or an increased Sharing Ratio, (B) the distribution of money or other property by the Company to a Member as consideration for a Membership Interest, or (C) the liquidation of the Company. A Member who has more than one Membership Interest shall have a single Capital Account that reflects all such Membership Interests, regardless of the class of Membership Interests owned by such Member and regardless of the time or manner in which such Membership Interests were acquired. Upon the Disposition of all or a portion of a Membership Interest, the Capital Account of the Disposing Member that is attributable to such Membership Interest shall carry over to the Assignee in accordance with the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv)(l). If the Company has in effect an election under Section 754 of the Code to provide a special basis adjustment upon the transfer of Membership Interest or the distribution of property by the Company, Capital Accounts shall be adjusted to the limited extent required by the Treasury Regulations under Section 704 of the Code following such transfer or distribution. The Capital Accounts shall not be deemed to be, nor have the same meaning as, the capital account of the Company under the NGA. No Member shall be required to restore a deficit Capital Account except to the extent expressly provided under a Deficit Restoration Obligation.

(b) Whenever the fair market value of the Company’s property is required to be determined pursuant to Section 4.05(b), Operator shall propose such a fair market value in a notice to the Members. If any Member disagrees with such determination, such Member shall notify the other Members of such disagreement within 10 Business Days of receiving such notice. If such Dispute is not resolved within 5 Business Days after such notice, any Member may submit such Dispute for binding appraisal in accordance with Section 13.11(c) by delivering a FMV Notice to the other Members.

(c) Peninsula and NEER have incurred expenses prior to the Effective Date in connection with determining the feasibility of the Facilities, formation of the Company and preliminary budgeting, field work and other work regarding the Facilities. Within 45 Days after the Effective Date, Peninsula and NEER shall provide each other an accounting (the “Accounting”) of the direct, actual, documented value of such services performed or caused to be performed by Peninsula and NEER (direct general and administrative costs of Peninsula and NEER) through the end of the month in which the Effective Date takes place (the “Actual Services Value”). The Accounting shall provide, in reasonable detail, the supporting documentation of the calculation of the Actual Services Value and the sources for such calculation. If within 30 days following delivery of the Accounting and supporting documentation, NEER or Peninsula, as the case may be, does not reasonably object in writing thereto to the other party’s Accounting, (i) NEER shall make a Capital Contribution in the amount of 49% of the Actual Services Value of Peninsula, and NEER’s Capital Account shall be increased by such amount, and (ii) Peninsula shall make a Capital Contribution in the amount of 51% of the Actual Services Value of NEER, and Peninsula’s Capital Account shall be increased by such amount. Peninsula’s Capital Account shall be increased by an amount equal to 100% of the Actual Services Value of Peninsula, and Peninsula shall be entitled to a credit in an amount equal to 51% of the Actual Services Value (on a dollar-for-dollar basis) of Peninsula solely for purposes of determining the amount of any Capital Contribution required to be made under this Agreement until such credit is exhausted. NEER’s Capital Account shall be increased by an amount equal to 100% of the Actual Services Value of NEER, and NEER shall be entitled to a credit in an amount equal to 49% of the Actual Services Value (on a dollar-for-dollar basis) of NEER solely for purposes of determining the amount of any Capital Contribution required to be made under this Agreement until such credit is exhausted. The Members intend that, after the exhaustion of such credits, Peninsula’s and NEER’s capital accounts will be proportionate to their respective Sharing Ratios. If, within 30 Days following delivery of the Accounting and supporting documentation, NEER or Peninsula in good faith reasonably objects in writing thereto to the other party’s Accounting (describing in reasonable detail the specific values that are in dispute and the reasons for such dispute, and proposing alternative values with respect to such specific line items), the objectionable Actual Services Value shall be subject to the Dispute Resolution procedures set forth in Sections 11.02 and 11.05 only.

(d) This Section 4.05 is intended to comply with the capital account maintenance provisions of Treasury Regulations Section 1.704-1(b)(2)(iv) and will be applied and interpreted in accordance with such Regulations.

4.06 Failure to Make a Capital Contribution or Loan.

(a) General. If any Member fails to timely make a Capital Contribution in full as requested by the Management Committee (or on behalf of the Management Committee under Section 4.01(c)) in a Capital Call validly and timely issued pursuant to Section 4.01 or a loan when required pursuant to Section 4.02(a) or 4.01(b) (each such Member being a “Non-Contributing/Loan Member”), and if such failure continues for more than 10 Days after the date on which it is due, the Members that have contributed their Capital Contribution or made their loan, as applicable (each, a “Contributing Member”) may (without limitation as to other remedies that may be available, and in particular such other remedies shall include the right to specifically enforce the obligation of the Non-Contributing/Loan Member to make the required Capital Contribution or loan) thereafter elect to:

(i) treat the Non-Contributing/Loan Member’s failure to contribute as a Default by giving notice thereof to the Non-Contributing/Loan Member, in which event the provisions of this Agreement regarding the commission of a Default by a Member shall apply (but if the Capital Call is for the payment of a Matured Financing Obligation, the Default shall be immediate on the giving of such notice and the 30-Day cure period contemplated in the definition of Default shall not apply); or

(ii) pay the portion of the Capital Contribution owed and unpaid by, or make the loan required from, the Non-Contributing/Loan Member in which event the Contributing/Loan Members that elect to fund the Non-Contributing/Loan Members’ share (the “Additional Contribution/Loan Members”) may treat the contribution or loan, as applicable as one of: (1) a Capital Contribution or loan, as applicable, resulting in the Additional Contribution/Loan Members receiving a Priority Interest under Section 4.06(b), or (2) a permanent capital contribution that results in an adjustment of Membership Interests under Section 4.06(c), as determined by the Additional Contribution/Loan Members as set forth below.

No Contributing/Loan Member shall be obligated to make either election under clause (i) or clause (ii) above. The decision of the Contributing/Loan Members to elect (i) or (ii) above shall be made by the determination of the Contributing/Loan Members holding at least 67% of the Membership Interests of all Contributing/Loan Members, but clause (ii) above may not be elected unless at such time of determination there is one or more Additional Contribution/Loan Members. The decision of the Additional Contribution/Loan Members to elect clause (ii)(1) or clause (ii)(2) above shall be made by the determination of the Additional Contribution/Loan Members holding the Supermajority Interest of all Additional Contribution/Loan Members. Unless and until such election is made, payment of the Additional Contribution/Loan shall be treated as a Priority Interest under Section 4.06(a)(ii)(1). If the Additional Contribution/Loan Members make the election under Section 4.06(a)(ii) to treat the contribution as a contribution or loan, as applicable, for which they receive a Priority Interest under Section 4.06(b), then the Additional Contribution/Loan Members will have the option, exercisable at any time thereafter (by the election of Additional Contribution/Loan Members holding a Supermajority Interest of all Additional Contribution/Loan Members) upon 30 Days prior written notice to the other Members, to change their election such that the amount of the payment of the Non-Contributing/Loan Members’ portion of the Capital Contribution or the amount advanced as the Non-Contributing/Loan Member’s portion of the loan, as applicable (less any amounts received by the Additional Contribution/Loan Members as a payment of the applicable Priority Interest (other than payment of the return amount forming a part thereof)) shall be treated as an Additional Contribution/Loan as provided in Section 4.06(a)(ii). In such event, the accrued and unpaid return forming part of the Priority Interest shall not be treated as an Additional Contribution/Loan but shall continue as a Priority Interest as provided in Section 4.06(b) (with such amount to continue to compound return thereon).

(b) Priority Interest. If the Additional Contribution/Loan Members elect to treat the payment of Additional Contribution/Loan as a contribution or loan, as applicable, for which the Additional Contribution/Loan Members receive a Priority Interest, then the following shall apply:

(i) Each Additional Contribution/Loan Member shall receive a Priority Interest in the distributions from the Company that would otherwise be due and payable to the Non-Contributing/Loan Member(s). The Priority Interest received by each Additional Contribution/Loan Member shall be in the proportion that the amount of the Additional Contribution/Loan paid by such Additional Contribution/Loan Member bears to the amount of the Additional Contribution/Loans made by all Additional Contribution/Loan Members (each Additional Contribution/Loan Member’s percentage share of the Priority Interests shall be its “Priority Interest Sharing Ratio”). All distributions from the Company that would otherwise be due and payable to the Non-Contributing/Loan Member(s) instead shall be paid to the Additional Contribution/Loan Members in accordance with their respective Priority Interest Sharing Ratio and no distribution shall be made from the Company to any Non-Contributing/Loan Member until all Priority Interests have terminated. The Priority Interest shall terminate with respect to an Additional Contribution/Loan Member when that Additional Contribution/Loan Member has received either through the distributions it receives under its Priority Interest or through payment(s) to it by the Non-Contributing/Loan Member(s) (which payment(s) may be made by the Non-Contributing/Loan Member(s) at any time) of an amount equal to the Additional Contribution/Loan made by such Member, plus a return thereon at the secured overnight financing rate (“SOFR”) plus an applicable spread of 8%, subject to and not to exceed the maximum interest rates allowed by Law. For the purpose of making such calculation, all amounts received by an Additional Contribution/Loan Member shall be deemed to be applied first against a return on, and then to the amount of, the Additional Contribution/Loan. For purposes of maintaining Capital Accounts, any amount paid by a Non-Contributing/Loan Member to a Contributing/Loan Member to reduce and/or terminate a Priority Interest shall be treated as though such amount were contributed by the Non-Contributing/Loan Member to the Company and thereafter distributed by the Company to the Contributing/Loan Member with respect to its Priority Interest.

(ii) The Priority Interests shall not alter the Sharing Ratios of the Members in the Company, nor shall the Priority Interests alter any distributions to the Contributing/Loan Members (in their capacity as Contributing/Loan Members, as opposed to their capacity as Additional Contribution/Loan Members) in accordance with their respective Sharing Ratios. Notwithstanding any provision in this Agreement to the contrary, a Member may not Dispose of all or a portion of its Priority Interest except to a Person to whom it Disposes all or the applicable pro rata portion of its Membership Interest after compliance with the requirements of this Agreement in connection therewith.

(iii) For so long as any Additional Contribution/Loan Member holds a Priority Interest, neither any Non-Contributing/Loan Member nor its Representative (except for a Non-Contributing/Loan Member that has paid to the Additional Contribution/Loan Member(s) all of the amount of the Additional Contribution/Loan attributable to such Non-Contributing/Loan Member in accordance with Section 4.06(b)(i)) shall have the right to vote its Membership Interest (or Sharing Ratio) under the Agreement with respect to any decision regarding distributions from the Company, and any distribution to which such Non-Contributing/Loan Member is entitled shall be paid to the Additional Contribution/Loan Members in respect of the Priority Interest.

(iv) No Member that is a Non-Contributing/Loan Member may Dispose of its Membership Interest unless at the closing of such Disposition, either the Non-Contributing/Loan Member or the proposed Assignee pays the amount necessary to terminate the Priority Interest arising from such Non-Contributing/Loan Member’s failure to contribute. No Assignee shall be admitted to the Company as a Member until compliance with this Section 4.06(b)(iv) has occurred.

(c) Permanent Contribution. If the Additional Contribution/Loan Members elect under Section 4.06(a)(ii)(2) to have the Additional Contribution/Loan treated as a permanent capital contribution, then each Additional Contribution/Loan Member that funds a portion of the Additional Contribution/Loan shall have its capital account increased accordingly and the Members’ Membership Interests and Sharing Ratios will be automatically adjusted (including a reduction in the Sharing Ratio of the Non-Contributing/Loan Member) to equal each Member’s total Capital Contributions when expressed as a percentage of all Members’ Capital Contributions (after giving effect to the Capital Contribution made by the Additional Contribution/Loan Members).

(d) Further Assurance. In connection with this Section 4.06, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Section 4.06.

4.07 Credit Assurance.

(a) Unless otherwise agreed to by the Management Committee, if the Company is required to provide a guaranty, letter of credit or other credit support (each a “Credit Assurance”) to a counterparty under any contract or agreement (including an Approved Precedent Agreement) approved by the Management Committee and entered into by the Company prior to the In-Service Date (each a “Subject Contract”) and the Company is unable to provide such Credit Assurance for any reason, then each Member agrees to provide or cause to be provided (on behalf of the Company and within 5 Business Days of the Company’s request) to such counterparty the required form of Credit Assurance in an amount equal to the product of (i) the total dollar amount of the obligations for which the Company is required to provide such Credit Assurance, and (ii) such Member’s Sharing Ratio. As to any New Member admitted after the Effective Date and prior to the In-Service Date in accordance with the terms of this Agreement, if at the time of admittance any Credit Assurance has been provided by the Company, then such New Member shall provide (on behalf of the Company and within 5 Business Days of the Company’s request) to the applicable counterparty such Credit Assurance in the same form and in an amount equal to the product of (i) the total dollar amount of obligations for which the Company is required to provide such Credit Assurance and (ii) such New Member’s Sharing Ratio. Any Credit Assurances posted by Peninsula and NEER shall be reduced to reflect the New Member’s Credit Assurances and in accordance with such Member’s Sharing Ratio.

(b) If a breach, default or other event occurs under a Subject Contract and the counterparty thereunder makes a demand or draw on one or more Credit Assurances for such breach, default or other event (a “Demand Event”), then a determination will be made as to the total dollar amount demanded or drawn by such counterparty for such Demand Event (“Total Event Demand Amount”). The Members desire and agree to fund pursuant to their respective Credit Assurances their pro rata part of each Total Event Demand Amount (based on Sharing Ratios).

(c) If any Member funds more than its Sharing Ratio of any Total Event Demand Amount, then such Member shall have a right of contribution from each of the other Members that funded less than its Sharing Ratio of such Total Event Demand Amount up to the amount of such deficiency.

ARTICLE 5

DISTRIBUTIONS AND ALLOCATIONS

5.01 Distributions. Within 45 Days following the end of each Quarter, the Management Committee shall determine the amount of Available Cash with respect to such Quarter, and an amount equal to 100% of Available Cash with respect to such Quarter shall, subject to Section 18-607 of the Act, be distributed in accordance with this Article 5 to the Members (other than (A) a Breaching Member (while such Member is a Breaching Member, and if a Breaching Member cures its breach during the applicable cure period, then any distributions that were withheld from such Member shall be paid to it, without interest) or (B) except as set forth in Section 10.03(e), a Defaulted Member) in proportion to their respective Sharing Ratios (at the time the amounts of such distributions are made). If the Company has, pursuant to any clear and manifest accounting or similar error, distributed any Member an amount in excess of the amount to which it is entitled pursuant to this Article 5, such Member shall reimburse the Company to the extent of such excess, without interest, within thirty (30) days after demand by the Company.

5.02 Tax Distributions. The Company shall, as soon as practicable after the close of each Quarter during any taxable year, make distributions to the Members in proportion to their respective Sharing Ratios such that each Member receives a distribution in an amount which, together with any distributions made during such Quarter pursuant to Section 5.01, is at least equal to the Assumed Tax Rate multiplied by the amount of taxable income (as determined for U.S. federal income tax purposes) allocated to such

Member in respect of such Quarter in excess of the cumulative taxable loss allocated by the Company to such Member to the extent that such taxable loss would be available (without regard to any other tax item of the Member) to offset such taxable income (“Tax Distributions”); provided that, to the extent that the Management Committee reasonably determines that the Tax Distributions, if made, would cause the Company to be or remain in default under any agreements with lenders or other creditors, or with any regulators, the Company shall be relieved of its obligations to make the Tax Distributions under this Section 5.02 while and to the extent such conditions continue to exist.

5.03 Distributions on Dissolution and Winding-Up. Upon the dissolution and winding-up of the Company, after adjusting the Capital Accounts for all distributions made under Section 5.01 and all allocations under this Article 5, all available proceeds distributable to the Members as determined under Section 12.02 shall be distributed to all of the Members (other than a Breaching Member (while such Member is a Breaching Member) or a Defaulted Member) in amounts equal to the Members’ positive Capital Account balances.

5.04 Allocations.

(a) For purposes of maintaining the Capital Accounts pursuant to Section 4.05 and for income tax purposes, except as provided in Sections 5.04(b), each item of income, gain, loss, deduction and credit of the Company shall be allocated to the Members in accordance with their respective Sharing Ratios.

(b) The following allocations shall be made for U.S. federal income tax purposes:

(i) Income, gain, loss, and deduction with respect to property contributed to the Company by a Member or revalued pursuant to Treasury Regulations Section 1.701-1(b)(2)(iv)(f) shall be allocated among the Members in a manner that takes into account the variation between the adjusted tax basis of such property and its book value, as required by Section 704(c) of the Code and Treasury Regulations Section 1.704-1(b)(4)(i), using the remedial allocation method permitted by Treasury Regulations Section 1.704-3(d); provided, however, the traditional allocation method permitted by Treasury Regulations Section 1.704-3(b) shall be used for any property contributed by a Member in connection with the formation of the Company.

(ii) Nonrecourse Deductions shall be allocated to the Members in proportion to their Sharing Ratios.

(iii) Member Nonrecourse Deductions attributable to Member Nonrecourse Debt shall be allocated to the Members bearing the Economic Risk of Loss for such Member Nonrecourse Debt as determined under Treasury Regulations Section 1.704-2(b)(4). If more than one Member bears the Economic Risk of Loss for such Member Nonrecourse Debt, the Member Nonrecourse Deductions attributable to such Member Nonrecourse Debt shall be allocated among the Members according to the ratio in which they bear the Economic Risk of Loss. This Section 5.04(b)(iii) is intended to comply with the provisions of Treasury Regulations Section 1.704-2(i) and shall be interpreted consistently therewith.

(iv) Notwithstanding any other provision hereof to the contrary, if there is a net decrease in Minimum Gain for an allocation period, or if there was a net decrease in Minimum Gain for a prior allocation period and the Company did not have sufficient amounts of income and gain during prior periods to allocate among the Members under this Section 5.04(b)(iv), items of income and gain shall be allocated to each Member in an amount equal to such Member’s share of the net decrease in such Minimum Gain (as determined pursuant to Treasury Regulations Section 1.704-2(g)(2)). This Section 5.04(b)(iv) is intended to constitute a minimum gain chargeback under Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(v) Notwithstanding any provision hereof to the contrary except Section 5.04(b)(iv) (dealing with Minimum Gain), if there is a net decrease in Member Nonrecourse Debt Minimum Gain for an allocation period (or if there was a net decrease in Member Nonrecourse Debt Minimum Gain for a prior allocation period and the Company did not have sufficient amounts of income and gain during prior periods to allocate among the Members under this Section 5.04(b)(v), items of income and gain shall be allocated to each Member in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain (as determined pursuant to Treasury Regulations Section 1.704-2(i)(4)). This Section 5.04(b)(v) is intended to constitute a partner nonrecourse debt minimum gain chargeback under Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(vi) Notwithstanding any provision hereof to the contrary except Section 5.04(b)(ii) and 5.04(b)(iii), no losses or other items of expense shall be allocated to any Member to the extent that such allocation would cause such Member to have a deficit Capital Account balance (or increase any existing deficit Capital Account balance) at the end of the allocation period. All losses and other items expense in excess of the limitation set forth in this Section 5.04(b)(vi) shall be allocated to the Members who do not have deficit Capital Account balances in proportion to their relative positive Capital Accounts but only to the extent that such losses and other items of expense do not cause any such Member to have a deficit Capital Account balance.

(vii) If any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulations Sections 1.704-l(b)(2)(ii)(d)(4), (5) or (6) resulting in a Capital Account deficit for such Member, items of income and gain will be specially allocated to such Member in any amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, such Capital Account deficit of the Member as quickly as possible; provided, however, an allocation pursuant to this Section 5.04(b)(vii) shall be made only if and to the extent that such Member would have a deficit Capital Account balance after all other allocations provided for in this Article 5 have been tentatively made as if this Section 5.04(b)(vii) were not in this Agreement. The items of income or gain to be allocated will be determined in accordance with Treasury Regulations Section 1.704-1(b)(2)(ii)(d). This subsection (vii) is intended to comply with Treasury Regulations Section 1.701-1(b)(2)(ii)(d) and will be applied and interpreted in accordance with such Regulations.

(viii) To the extent an adjustment to the adjusted tax basis of any Company asset under Code Sections 734(b) or 743(b) is required to be taken into account in determining Capital Accounts under Treasury Regulations Section 1.704-1(b)(2)(iv)(m), the amount of the adjustment to the Capital Accounts will be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis), and the gain or loss will be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted under Treasury Regulations Section 1.704-1(b)(2)(iv)(m).

5.05 Varying Interests. All items of income, gain, loss, deduction or credit shall be allocated, and all distributions shall be made, to the Persons shown on the records of the Company to have been Members as of the last Day of the period for which the allocation or distribution is to be made. Notwithstanding the foregoing, if during any taxable year there is a change in any Member’s Sharing Ratio, the Members agree that their allocable shares of such items for the taxable year shall be determined on any method determined by the Management Committee to be permissible under Code Section 706 and the related Treasury Regulations to take account of the Members’ varying Sharing Ratios.

5.06 Amounts Withheld. The Company is authorized to withhold from payments and distributions to the Members and to pay over to any federal, state or local Governmental Authority any amounts required to be so withheld pursuant to the Code or any provisions of any Applicable Law and shall allocate such amounts to the Members with respect to which such amounts were withheld. All amounts withheld pursuant to the Code or any provisions of any Applicable Law with respect to any payment, distribution or allocation to the Company or the Members shall be treated for all purposes under this Agreement as amounts paid or distributed pursuant to this Article 5 to the Members with respect to which such amount was withheld. To the extent operation of the foregoing provisions of this Section 5.06 would create a negative balance in a Member’s Capital Account (or increase the amount by which such Capital Account balance is negative), such Member shall indemnify the other Members and the Company for such withholding.

ARTICLE 6

MANAGEMENT

6.01 Generally. The management of the Company is fully vested in the Members. To facilitate the orderly and efficient management of the Company, the Members shall act (a) through the Management Committee pursuant to Section 6.02, and (b) through the delegation of certain duties and authority to Operator and the Officers. Subject to the express provisions of this Agreement, each Member agrees that it will not exercise its authority under the Act to bind or commit the Company to agreements, transactions or other arrangements, or to hold itself out as an agent of the Company. Notwithstanding the foregoing or anything to the contrary in this Agreement, Peninsula shall have the power and authority, but not the obligation, to take actions on behalf of the Company or to cause the Company to take actions that Peninsula reasonably deems necessary or appropriate and (y) that are intended to advance or accomplish matters approved by the Management Committee, or (z) that are immaterial (in cost and scope), ministerial or administrative acts associated with the Company’s day-to-day business purposes which are not expressly reserved to the Management Committee pursuant to this Agreement. Further notwithstanding anything to the contrary in this Agreement, without limiting the generality of this Section 6.01, Peninsula shall have the power and authority, but not the obligations, to take the following actions on behalf of the Company or to cause the Company to take such actions (except as otherwise required pursuant to Section 6.02):

(a) incur and pay expenses with respect to the day-to-day operation of the Company subject to budgets approved by the Management Committee or otherwise applicable under the terms of this Agreement;

(b) perform in the ordinary course of business any contracts, agreements and other obligations to which the Company is a party or subject;

(c) obtain such governmental approvals and licenses and, except as expressly provided in this Agreement, to make such filings with federal, state, and local governmental agencies, as required by applicable Law in connection with the operation of the Company and its business in the ordinary course; and

(d) take actions or cause the Company to take actions to address, avoid, avert, or mitigate Emergency Conditions and to incur and pay Emergency Expenses in connection therewith.

Notwithstanding anything in this Agreement to the contrary, neither Peninsula nor any other Member shall be in default of or breach of this Agreement (or deemed to not be in compliance with this Agreement) and, for the avoidance of doubt, no Default shall be deemed to have occurred, as a result of (I) implementation of any decision or action (including any decision or action described in Section 6.02(i)), in each case approved by the Management Committee in accordance with this Agreement, or (II) such Member not taking an action or not making a decision that such Member believed in good faith was required to be approved by the Management Committee or the other Member(s) pursuant to this Agreement (in the absence of such approval); provided that nothing in this subsection (II) shall expand the obligations or increase the liability of any Member under this Agreement or otherwise beyond that expressly provided for in this Agreement by virtue or as a result of a decision by Management Company.

6.02 Management Committee. The Members shall act collectively through meetings as a “committee of the whole,” which is hereby named the “Management Committee.” Unless otherwise specified in this Agreement, decisions or actions taken by the Management Committee in accordance with the provisions of this Agreement shall constitute decisions or actions by the Company and shall be binding on each Member and Representative, the Company, and each of its Officers and employees. The Management Committee shall conduct its affairs in accordance with the following provisions and the other provisions of this Agreement:

(a) Representatives.

(i) Designation. To facilitate the orderly and efficient conduct of Management Committee meetings, each Member shall notify the other Members, from time to time, of the identity of (A) one of its officers, employees or agents who will represent it at such meetings (a “Representative”), and (B) at least one, but not more than two, of its officers, employees or agents, who will represent it at any meeting that the Member’s Representative does not attend (each an “Alternate Representative”). (The term “Representative” also refers to any duly appointed Alternate Representative that is actually performing the duties of the applicable Representative). The initial Representative and Alternate Representatives of each Member are set forth in Exhibit A. A Member may designate a different Representative or Alternate Representatives for any meeting of the Management Committee by providing written notice to each of the other Members at least two Business Days prior to the scheduled date for such meeting; provided, if giving such advance notice is not feasible, then such new Representative or Alternate Representatives shall present written evidence of his or her authority at the commencement of such meeting. Members may elect to have any or all of its Alternate Representatives attend meetings along with its designated Representative.

(ii) Authority. Each Representative shall have the full authority to act on behalf of the Member that designated such Representative; the action of a Representative at a meeting (or through a written consent) of the Management Committee shall bind the Member that designated such Representative; and the other Members shall be entitled to rely upon such action without further inquiry or investigation as to the actual authority (or lack thereof) of such Representative. In addition, the act of an Alternate Representative (including, by written consent) shall be deemed the act of the Representative for which such Alternate Representative is acting, without the need to produce evidence of the absence or unavailability of such Representative.

(iii) DISCLAIMER OF DUTIES; INDEMNIFICATION. EACH REPRESENTATIVE SHALL REPRESENT, AND OWE DUTIES TO, ONLY THE MEMBER THAT DESIGNATED SUCH REPRESENTATIVE (THE NATURE AND EXTENT OF SUCH DUTIES BEING AN INTERNAL CORPORATE AFFAIR OF SUCH MEMBER), AND NOT TO THE COMPANY, ANY OTHER MEMBER OR REPRESENTATIVE, OR ANY OFFICER OR EMPLOYEE OF THE COMPANY. THE PROVISIONS OF SECTIONS 6.02(f)(ii) AND 6.04 SHALL ALSO INURE TO THE BENEFIT OF EACH MEMBER’S REPRESENTATIVE. THE COMPANY SHALL INDEMNIFY, PROTECT, DEFEND, RELEASE AND HOLD HARMLESS EACH REPRESENTATIVE AND ALTERNATE REPRESENTATIVE FROM AND AGAINST ANY CLAIMS ASSERTED BY OR ON BEHALF OF ANY PERSON (INCLUDING ANOTHER MEMBER), OTHER THAN THE MEMBER THAT DESIGNATED SUCH REPRESENTATIVE OR ALTERNATE REPRESENTATIVE, THAT ARISE OUT OF, RELATE TO OR ARE OTHERWISE ATTRIBUTABLE TO, DIRECTLY OR INDIRECTLY, SUCH REPRESENTATIVE’S SERVICE ON THE MANAGEMENT COMMITTEE.

(iv) Attendance. Each Member shall use all reasonable efforts to cause its Representative or Alternate Representative to attend each meeting of the Management Committee, unless its Representative is unable to do so because of a “force majeure” event or other event beyond his or her reasonable control, in which event such Member shall use all reasonable efforts to cause its Representative or Alternate Representative to participate in the meeting by telephone pursuant to Section 6.02(h).

(b) Chairman and Secretary. One of the Representatives will be designated as Chairman of the Management Committee, in accordance with this Section 6.02(b), to preside over meetings of the Management Committee. From the Effective Date through the end of the calendar year in which the In-Service Date occurs, the Chairman shall be the Representative designated by Peninsula. The next calendar year, the Chairman shall be the Representative designated by NEER. Thereafter, unless the Management Committee decides otherwise, the Chairmanship shall be rotated on an annual basis among the Representatives of the Members, with such rotation proceeding with the Member having the largest Sharing Ratio going first (and alphabetically among Members with identical Sharing Ratios), and with the Members named in the preceding two sentences being excluded from the first round of rotation (unless they are the only Members); provided, no Member with a Sharing Ratio of less than 20% shall be entitled to designate the Chairman. Any Member may waive its right to the Chairmanship. The Management Committee shall also designate a Secretary of the Management Committee, who need not be a Representative nor an employee of the Chairman’s company or any Affiliate thereof and may only serve as an observer of Management Committee meetings and shall have no authority to vote in Management Committee members.

(c) Procedures. The Secretary of the Management Committee shall maintain written minutes of each of its meetings, which shall be submitted for approval within 10 Days after each meeting. The Management Committee may adopt whatever rules and procedures relating to its activities as it may deem appropriate, provided, such rules and procedures shall not be inconsistent with or violate the provisions of this Agreement.

(d) Time and Place of Meetings. The Management Committee shall meet quarterly, subject to more or less frequent meetings upon approval of the Management Committee. Notice of, and an agenda for, all Management Committee meetings shall be provided by the Chairman to all Members at least five Days prior to the date of each meeting, together with proposed minutes of the previous Management Committee meeting (if such minutes have not been previously ratified). Among other items, the agenda will provide for a discussion of (i) the results of operations, including explanations of significant variances in revenues, expenses and cash flow activities and (ii) amounts due for contractual obligations that will impact Available Cash. Special meetings of the Management Committee may be called at such times, and in such manner, as any Member with a Sharing Ratio of at least 20% deems necessary. Any Member calling for any such special meeting shall notify the Chairman, who in turn shall notify all Members of the date and agenda for such meeting at least five Days prior to the date of such meeting. Such five-Day period may be shortened by the Management Committee, acting through a Supermajority Interest. All meetings of the Management Committee shall be held at a location designated by the Chairman. Attendance of a Member at a meeting of the Management Committee shall constitute a waiver of notice of such meeting, except where such Member attends the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

(e) Quorum. The presence of Representative(s) of Members representing a Supermajority Interest (as defined below) shall constitute a quorum for the transaction of business at any meeting of the Management Committee.

(f) Voting.

(i) Voting by Sharing Ratios. Subject to Section 6.05(e), each Representative shall be entitled to vote on all matters submitted to a vote of the Management Committee in accordance with its respective Sharing Ratio. Except as expressly provided otherwise in Section 13.05 of this Agreement, all matters to be approved by the Management Committee under this Agreement shall require approval of the Representatives who represent Members holding a Supermajority Interest (as defined below):

“Supermajority Interest” means (A) prior to the In-Service Date, approval of the Representatives of each of Peninsula and NEER and (B) on and after the In-Service Date, two or more Members holding among them at least 67.0% of the Sharing Ratios (exclusive of the Sharing Ratios of any Defaulted Members); provided, in either case, any Members that are Affiliates of one another shall count as a single Member.

(ii) DISCLAIMER OF DUTIES. WITH RESPECT TO ANY VOTE, CONSENT OR APPROVAL AT ANY MEETING OF THE MANAGEMENT COMMITTEE OR OTHERWISE UNDER THIS AGREEMENT, EACH MEMBER MAY GRANT OR WITHHOLD SUCH VOTE, CONSENT OR APPROVAL (A) IN ITS SOLE AND ABSOLUTE DISCRETION, (B) WITH OR WITHOUT CAUSE, (C) SUBJECT TO SUCH CONDITIONS AS IT SHALL DEEM APPROPRIATE, AND (D) WITHOUT TAKING INTO ACCOUNT THE INTERESTS OF, AND WITHOUT INCURRING LIABILITY TO, THE COMPANY, ANY OTHER MEMBER OR REPRESENTATIVE, OR ANY OFFICER OR EMPLOYEE OF THE COMPANY (COLLECTIVELY, “SOLE DISCRETION” ). THE PROVISIONS OF THIS SECTION 6.02(f)(ii) SHALL APPLY NOTWITHSTANDING THE NEGLIGENCE, GROSS NEGLIGENCE, WILLFUL MISCONDUCT, STRICT LIABILITY OR OTHER FAULT OR RESPONSIBILITY OF A MEMBER OR ITS REPRESENTATIVE.

(iii) Exclusion of Certain Members and Their Sharing Ratios. With respect to any vote, consent or approval, any Defaulted Member and Withdrawn Member shall be excluded from such decision (as contemplated by 10.03(a)), and the Sharing Ratio of such Defaulted Member and Withdrawn Member shall be disregarded in calculating the voting thresholds in Section 6.02(f)(i). In addition, if any other provision of this Agreement provides that a Supermajority Interest is to be calculated without reference to the Sharing Ratio of a particular Member, then the applicable voting threshold in Section 6.02(f)(i) shall be deemed adjusted accordingly. Furthermore, if at any time when the foregoing provisions of this clause (iii) are applicable there are only two Members, then the phrase “two or more Members” in the definition of the term “Supermajority Interest” shall be deemed modified to read “one or more Members”.

(g) Action by Written Consent. Any action required or permitted to be taken at a meeting of the Management Committee may be taken without a meeting, without prior notice, and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the Members that could have taken the action at a meeting of the Management Committee.

(h) Meetings by Telephone. Members may participate in and hold such meeting by means of conference telephone, videoconference or similar communications equipment by means of which all persons participating in the meeting can hear each other. Participation in such a meeting shall constitute presence in person at such meeting, except where a Member participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

(i) Matters Requiring Management Committee Approval. Notwithstanding any other provision of this Agreement, but subject to Sections 6.02(k) and 6.05(e), none of the following actions may be taken by, or on behalf of, the Company without first obtaining the vote of the Management Committee described below:

(i) dissolution of the Company pursuant to Section 12.01;

(ii) causing or permitting the Company to become Bankrupt (but this provision shall not be construed to require any Member to ensure the profitability or solvency of the Company);

(iii) conducting any activity or business that may generate income for federal income tax purposes that may not be “qualifying income” (as such term is defined pursuant to Section 7704(d) of the Code);

(iv) except as set forth in Section 8.01 and Section 8.02, any tax elections or any decisions relating to material tax returns;

(v) the Disposition or abandonment of all or substantially all of the Company’s assets, or of the Company’s material assets other than any Disposition(s) in the ordinary course of business;

(vi) causing or permitting the Company to merge, consolidate or convert into any other entity;

(vii) initiate or consummate an initial public offering or otherwise enter into any transactions or series of related transactions the result of which is for the Company or any of its Subsidiaries to be publicly-traded;

(viii) considering at a meeting of the Management Committee a matter not on the agenda for that meeting;

(ix) subject to Section 6.05, entering into, amending or terminating any contract or agreement between the Company and any Affiliate of any Member (excluding the COM Agreement due to the same being covered by clause (x) below);

(x) amending or terminating the COM Agreement or waiving any provisions thereof or restricting any delegation of authority thereunder; for clarification purposes, Operator subcontracting with one or more Affiliates of Operator to perform various operational matters covered by the COM Agreement shall not require any Management Committee approval;

(xi) exercising the owner performance rights pursuant to Section 4.4 of the COM Agreement;

(xii) entering into, amending or terminating any Material Contract, other than contracts entered into by the Operator in accordance with the COM Agreement, or taking any action that results in a material default under any Material Contract;

(xiii) approving any loans made by the Company or the provision of any material financial guarantees by the Company not included in the Construction Budget, the Project Schedule, the Initial Operating Budget and any subsequent annual Capital Budget or Operating Budget;

(xiv) placing or permitting any liens or other encumbrances to exist on the assets of the Company;

(xv) creating or issuing additional Membership Interests pursuant to Section 3.04, and all decisions regarding redemptions of Membership Interests in the Company;

(xvi) making any decision required pursuant to Section 7.01;

(xvii) making any non-routine regulatory application or filing that is not contemplated by the COM Agreement and that would reasonably be expected to materially or adversely affect the ownership or fundamental economic structure of the Facilities, such as, but not limited to, the following examples: any filing to set tariffed rates; any notice of intent to increase rates; any response to allegations of unduly discriminatory or preferential treatment; and any response to a negative finding in an FPSC safety audit;

(xviii) determining pursuant to Section 4.01(a)(iv) what portions of an individual funding will be made pursuant to a Capital Contribution and/or a loan;

(xix) approving pursuant to Section 4.01(a)(v) a non-cash Capital Contribution;

(xx) approving pursuant to Section 4.02(a) the terms and conditions applicable to Member loans;

(xxi) except as otherwise provided in this Agreement, making a Capital Call or otherwise requiring any Member to make any Capital Contribution;

(xxii) calling for loans to the Company (A) pursuant to Section 4.02(b) rather than Capital Contributions pursuant to Section 4.01, or (B) not included in the Construction Budget, the Project Schedule, the Initial Operating Budget and any subsequent annual Capital Budget or Operating Budget;

(xxiii) amending the Construction Budget, the Project Schedule, the Initial Operating Budget (subject to Section 4.01(a)(i)), and any subsequent annual Capital Budget or Operating Budget for the Company (with it being understood that, with respect to any calendar year, the last approved Capital Budget only to the extent containing multi-year capital expenditures or maintenance capital expenditures applicable to the year in question or Operating Budget shall be used for such calendar year until the new Capital Budget or Operating Budget (as applicable) for that calendar year is so approved), including the parameters within which Officers are authorized to expend Company funds without further Management Committee approval; provided however, that if the annual Operating Budget for any calendar year is not approved by the Management Committee by December 15th of the immediately preceding calendar year, then the approval of such Operating Budget shall be referred to the Parent Decision Makers of the Parent of Peninsula and NEER;

(xxiv) selecting a different name for the Company, or making any change to the principal nature of the business of the Company;

(xxv) providing for the basic geographic configuration, points of receipt and delivery, pipeline diameter or design capacity of the Facilities to be materially different from that set forth in the form of or filed with the FPSC;

(xxvi) approving any lease of capacity on the Facilities that is not entered into by the Operator in the ordinary course of business pursuant to the COM Agreement;

(xxvii) approving accounting procedures for the Company, or voluntarily changing or terminating the appointment of the Company’s accountants;

(xxviii) approving the amount of Available Cash with respect to each Quarter;

(xxix) approving any Facilities Project and associated Precedent Agreement(s) and Capital Budget;

(xxx) approving any Precedent Agreement (and any amendments thereto or termination thereof) and any associated Capital Budget associated with the Facilities;

(xxxi) the occurrence of a Dissolution Event, the designation of a Member or other Person to serve as liquidator pursuant to Section 12.02;

(xxxii) the commencement, conduct or settlement of any Claim involving in excess of $250,000;

(xxxiii) the formation of any subcommittee of the Management Committee pursuant to Section 6.02(j) and the appointment or termination of any Officers of the Company pursuant to Section 6.02(k); and

(xxxiv) approval of all COM Approval Matters.

(j) Subcommittees. The Management Committee may create such Subcommittees, and delegate to such subcommittees such authority and responsibility, and rescind any such delegations, as it may deem appropriate.

(k) Officers. The Management Committee may designate one or more Persons to be Officers of the Company. Any Officers so designated shall have such titles and, subject to the other provisions of this Agreement, have such authority and perform such duties as the Management Committee may delegate to them and shall serve at the pleasure of the Management Committee and report to the Management Committee.

6.03 Construction, Operation and Management Agreement; No Operator Obligations under this Agreement; No Member Default for Operator Defaults.

(a) The Company shall enter into (i) a Construction, Operation and Management Agreement with Operator (the “COM Agreement”), and (ii) a Consulting Services Agreement with NextEra Energy Pipeline Services, LLC or its Affiliate (the “Consulting Services Agreement,” and together with the COM Agreement, the “Service Agreements”), in each case in the form that has been separately approved by the Members as of the date of this Agreement. Notwithstanding anything to the contrary in this Agreement (including, without limitation, Section 6.02(i) above), any actions that the Operator and Consultant are authorized or obligated to take pursuant to the applicable Service Agreement, including actions relating to the operation, maintenance, repair, compliance, or regulatory administration of the Facilities, shall not require, and shall be deemed not subject to, or require the approval of the Management Committee or any other Member under this Agreement, and no provision of this Agreement shall be construed to restrict, condition, or override the Operator’s or Consultant’s authority or discretion as set forth in the relevant Service Agreement by which it is bound.

(b) By executing a Service Agreement, the Operator and Consultant are not a party to this Agreement and, notwithstanding anything in this Agreement or otherwise to the contrary, including Sections 6.06, 8.01, 9.01, and 9.02 below, the Operator and Consultant shall not have any obligations, responsibilities, or liabilities under this Agreement. The Operator’s or Consultant’s obligations with respect to the Company, its business, the Facilities, or otherwise are solely created by and are subject to the underlying Service Agreement by which the Operator and Consultant are bound.

6.04 No Duties; Disclaimer of Duties. Each Member acknowledges its express intent, and agrees with each other Member for the mutual benefit of all the Members, that:

(a) to the fullest extent permitted by applicable Law, no Member, in its capacity as Member, nor any of such Member’s or any of its Affiliates’ respective employees, agents, directors, managers or officers shall have any fiduciary duty to the Company, any other Member or Representative or any other Person in connection with the business and affairs of the Company or any consent or approval given or withheld pursuant to this Agreement; provided, however, that nothing herein shall eliminate the implied contractual covenant of good faith and fair dealing;

(b) to the fullest extent permitted by applicable Law, no Representative, in such Person’s capacity as a Representative, shall have any fiduciary duty to the Company, any other Member or Representative or any other Person in connection with the business and affairs of the Company or any consent or approval given or withheld pursuant to this Agreement; provided, however, that nothing herein shall eliminate the implied contractual covenant of good faith and fair dealing; and

(c) the provisions of this Section 6.04 will apply for the benefit of each Member and no standard of care, duty or other legal restriction or theory of liability shall limit or modify the right of each Member to act and direct its Representative to vote in the manner determined by such Member in its Sole Discretion.

To the maximum extent permitted by applicable Law, each Member hereby releases and forever discharges each other Member and such other Member’s Representative from all liabilities that such other Member or its Representative might owe, under the Act or otherwise, to the Company, the releasing Member or such releasing Member’s Representative on the ground that any decision of that other Member or such other Member’s Representative to grant or withhold any vote, consent or approval constituted the breach or violation of any standard of care, any fiduciary duty or other legal restriction or theory of liability applicable to such other Member or its Representative; provided, however, that nothing herein shall eliminate any Member’s liability for any act or omission that constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing. Notwithstanding anything in this Agreement to the contrary, nothing in this Section 6.04 shall limit or waive any claims against, actions, rights to sue, other remedies or other recourse of the Company, any Member or any other Person may have against any Member, Representative or Officer for a breach of contract claim relating to any binding agreement.

6.05 Business Opportunities.

(a) During the Term, any Facilities Project may be conducted only by the Company and not by any Member (or Affiliate thereof).

(b) Subject to Section 6.05(a), a Member and each Affiliate of a Member may engage in and possess interests in other business ventures of any and every type and description, independently or with others, including ones in competition with the Company with no obligation to offer to the Company, any other Member or any Affiliate of another Member the right to participate therein. Subject to Section 6.05(a) and Sections 6.02(i)(ix) and 6.02(i)(x), the Company may transact business with any Member or

Affiliate thereof. Without limiting the generality of the foregoing, the Members recognize and agree that their respective Affiliates currently engage in certain activities involving natural gas and electricity marketing and trading (including futures, options, swaps, exchanges of future positions for physical deliveries and commodity trading), gathering, processing, storage, transportation and distribution, electric generation, development and ownership, as well as other commercial activities related to natural gas and that these and other activities by Members’ Affiliates may be based on natural gas that is shipped through the Facilities or otherwise made possible or facilitated by reason of the Company’s activities (herein referred to as “Affiliate’s Outside Activities”). Subject to Section 6.05(a), no Affiliate of a Member shall be restricted in its right to conduct, individually or jointly with others, for its own account any Affiliate’s Outside Activities, and no Member or its Affiliates shall have any duty or obligation, express or implied, fiduciary or otherwise, to account to, or to share the results or profits of such Affiliate’s Outside Activities with, the Company, any other Member or any Affiliate of any other Member, by reason of such Affiliate’s Outside Activities. The provisions of this Section 6.05(b) and Sections 6.02(a)(iii), 6.02(f)(ii), 6.04, 6.05(c) and 6.05(d) constitute an agreement to modify or eliminate, as applicable, fiduciary duties pursuant to the provisions of Section 18-1101 of the Act.

(c) Subject to the provisions of Section 6.05(a), each Member:

(i) renounces in advance each and every interest or expectancy it or any of its Affiliates might be considered to have under the Act, at common law or in equity by reason of its membership in the Company in any business opportunity, or in any opportunity to participate in any business opportunity, in any business or industry in which any other Member or its Affiliates now or in the future engages, which is presented to the Company, to any other Member or any of its Affiliates or to any present or future partner, member, director, officer, manager, supervisor, employee, agent or representative of the Company or of any other Member or any of its Affiliates; and

(ii) waives and consents to the elimination of any fiduciary or other duty, including any duty of loyalty, which any other Member or any of its Affiliates might be considered to owe to the Company or any Member under the Act, at common law or in equity by reason of the waiving Member’s membership in the Company to offer to the Company or the waiving Member or any of its Affiliates any such business opportunity, or in any such opportunity to participate in any such business opportunity.

(d) Subject to the provisions of Section 6.05(a), the Company:

(i) renounces in advance each and every interest or expectancy it might be considered to have under the Act, at common law or in any business opportunity, or in any opportunity to participate in any business opportunity, in any business or industry in which any Member or any of its Affiliates now or in the future engages, which is presented to such Member or any of its Affiliates or to any present or future partner, member, director, officer, manager, supervisor, employee, agent or representative of such Member or any of its Affiliates; and

(ii) waives and consents to the elimination of any fiduciary or other duty, including any duty of loyalty, which any Member or any of its Affiliates might be considered to owe to the Company under the Act, at common law or in equity by reason of such Member’s membership in the Company to offer to the Company any such business opportunity, or in any such opportunity to participate in any such business opportunity.

(e) Notwithstanding any other provision in this Agreement, with respect to a Related Party Matter, (i) the Member whose Affiliate is involved in such Related Party Matter shall not be entitled to vote its Sharing Ratio at or through the Management Committee regarding such Related Party Matter (as applicable, the “Related Member Vote”) and, notwithstanding any other provisions herein, approval of the other Members holding at least a Supermajority Interest of the Sharing Ratio of the other Member(s) (calculated without reference to the Member whose Affiliate is involved in such Related Party Matter or its Sharing Ratio) shall be required to approve such Related Party Matter and (ii) for the avoidance of doubt, (A) if Peninsula’s Affiliate is the Operator and the Operator is removed for cause pursuant to the COM Agreement, no Affiliate of Peninsula shall be appointed as successor Operator unless approved in writing by NEER, (B) Peninsula shall not be entitled to vote on any exercise of the owner performance rights pursuant to the COM Agreement while Peninsula’s Affiliate is the Operator, and (C) the Management Committee representative of a Member shall not be entitled to vote with respect to the suitability of any Letter of Credit or guarantee delivered by such Member pursuant to Section 4.01(b) or any substitution of such Member’s Qualified Guarantor. Notwithstanding the foregoing, (x) nothing herein shall prohibit NEER from voting its Sharing Ratio with respect to any dispute under, or enforcement of, the COM Agreement provided the Operator is not NEER or its Affiliate; and (y) subject to subclause (ii) above, Peninsula’s Representative on the Management Committee shall be entitled to vote on the appointment of any successor to the initial Operator regardless of whether Peninsula or its Affiliate is the Operator.

(f) An Affiliate of NEER currently owns Florida Power & Light Company, an electric and rate-regulated utility company based in the State of Florida (“FPL”). Anything herein to the contrary notwithstanding, but subject to Section 6.05(a), neither the entry into this Agreement nor any of the provisions of this Agreement, shall constitute or create any restriction, prohibition, limitation or other obligation on (i) FPL, (ii) any equity holder of FPL, or (iii) any Affiliates of FPL or such equity holders as to their existing or future activities or matters (for the avoidance of doubt, in each case, other than any activities or matters that constitute Facilities Projects).

(g) Affiliates of Peninsula currently own Peninsula Pipeline Company, Inc. (“PPC”), a natural gas transportation company based in the State of Florida, Florida Public Utilities Company, a natural gas and rate regulated utility company based in the State of Florida (“FPU”), and Florida City Gas, (“FCG”), a natural gas and rate-regulated utility company operating in the State of Florida. Anything herein to the contrary notwithstanding, but subject to Section 6.05(a), neither the entry into this Agreement nor any of the provisions of this Agreement, shall constitute or create any restriction, prohibition, limitation or other obligation on (i) PPC, FPU, or FCG, (ii) any equity holder of PPC, FPU, or FCG, or (iii) any Affiliates of PPC, FPU, FCG, or such equity holders as to their existing or future activities or matters (for the avoidance of doubt, in each case, other than any activities or matters that constitute Facilities Projects).

6.06 Insurance Coverage.

(a) Operator Insurance. Pursuant to the COM Agreement, Operator is required to carry and maintain or cause to be carried and maintained the insurance coverages expressly specified in the COM Agreement. Nothing in this Agreement shall be construed to require Operator to maintain insurance coverage, limits, endorsements, or insured parties in excess of, or inconsistent with, those required under the COM Agreement.

(b) Owner Insurance. The Management Committee shall determine the type limits, deductibles and other terms applicable to the insurance coverages to be maintained by the Company; provided, however, that such coverages shall be consistent with market standards for similarly situated intrastate natural gas pipeline facilities and shall not impose any obligation on the Operator beyond those set forth in the COM Agreement. Company shall engage an insurance broker to provide recommendations and to procure such insurance coverages on behalf of the Company.

(c) Claim for Property Loss or Damage. In the event of actual loss or damage to the Company’s property or any incident reasonably anticipated to give rise to a claim for loss or damage to the Company’s property, the Company shall promptly provide written notice to the Members of such loss, damage or incident. The Company shall take all actions necessary to provide proper and timely notification to its insurers of such loss, damage or incident. The Company shall be responsible for the preparation, submittal and negotiation of all insurance claims related to any loss, damage or incident involving the Company’s property. The Members each agree to use all reasonable efforts to cooperate with each other and the Company in the preparation, submittal and negotiation of all such claims by the Company, including, but not limited to, the assignment of adjusters and the provision and exchange of information related to any loss, damage or incident involving the Company’s property.

6.07 Indemnification for Breach of Agreement. Subject to Section 6.08, each Member shall indemnify, protect, defend, release and hold harmless the Company and each other Member, its Representative, its Affiliates, and its and their respective directors, officers, trustees, employees and agents from and against any Claims asserted by or on behalf of any Person (including another Member) that result from a breach by the indemnifying Member of this Agreement (including any breach of a representation made by such Member in this Agreement); provided, this Section 6.07 shall not (a) apply to any Claim or other matter for which a Member (or its Representative) has no liability or duty, or is indemnified or released, pursuant to Section 6.02(a)(iii), 6.02(f)(ii), 6.04, 6.05(b), 6.05(c) or 6.05(d), or (b) cover or include any special, consequential, punitive or exemplary damages, except in the case where the indemnified Person is legally obligated to pay such damages to another Person pursuant to a Claim.

6.08 Limitation on Liability. EXCEPT IN CONNECTION WITH A MEMBER’S CONFIDENTIALITY OBLIGATIONS UNDER THIS AGREEMENT OR INDEMNIFICATION OBLIGATIONS ARISING FROM AN ACTION OR PROCEEDING BROUGHT BY A THIRD PARTY FOR AMOUNTS PAID OR OWING TO SUCH THIRD PARTY, EACH MEMBER AGREES THAT NO MEMBER SHALL BE LIABLE UNDER THIS AGREEMENT FOR EXEMPLARY, INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES WHICH IN ANY WAY ARISE OUT OF, RELATE TO, OR ARE A CONSEQUENCE OF, ITS PERFORMANCE OR NONPERFORMANCE HEREUNDER, OR THE PROVISION OF OR FAILURE TO PROVIDE ANY SERVICE HEREUNDER, INCLUDING, BUT NOT LIMITED TO, LOSS OF FUTURE PROFITS, BUSINESS INTERRUPTIONS, AND LOSS OF CUSTOMERS, WHETHER SUCH DAMAGES ARE ASSERTED IN AN ACTION BROUGHT IN CONTRACT, IN TORT OR PURSUANT TO SOME OTHER THEORY, AND WHETHER THE POSSIBILITY OF SUCH DAMAGES WAS MADE KNOWN OR WAS FORESEEABLE.

6.09 Delivery of Documents.

(a) Operating Budget. On or prior to December 1st of each year, the Operator shall deliver an annual Operating Budget for the following year to each of the Representatives.

(b) Precedent Agreements. Peninsula shall use commercially reasonable efforts to obtain any consents required to deliver to NEER a copy of any fully negotiated Existing Precedent Agreements promptly following the Effective Date and of any other Precedent Agreement (including any replacement of any Existing Precedent Agreement) promptly following the date on which such other Precedent Agreement is fully negotiated and shall deliver the same to NEER promptly following receipt of such consent.

6.10 Safe Harbor.

(a) Service Agreement Obligations. (i) No action taken or omitted by the Operator or Consultant (including, for the avoidance of doubt, any action or omission that constitutes or is alleged to be a breach, default, or other violation of a Service Agreement or any other document or instrument) shall be deemed or constitute a breach, Default, or other violation of this Agreement by a Member (and shall not give rise to or serve as the basis for any right or remedy under this Agreement against a Member or the Operator or Consultant) and (ii) no action taken or omitted by the Operator or the Consultant in good-faith reliance on authority granted under a Service Agreement shall give rise to any claim that Company or Management Committee approval was required therefor unless otherwise expressly stated in such Service Agreement.

(b) Actions Subject to Management Committee Approval; Availability of Funds; Third Party Performance. Notwithstanding anything in this Agreement to the contrary, (i) neither Member shall be in default of or breach of this Agreement (or deemed to not be in compliance with this Agreement) and, for the avoidance of doubt, no Default shall be deemed to have occurred, as a result of (A) implementation of any decision or action (including any decision or action described in Section 6.02(i)), in each case approved by the Management Committee in accordance with this Agreement, or (B) such Member not taking an action or not making a decision required to be approved by the Management Committee or the other Member(s) pursuant to this Agreement (unless the same is approved by the Management Committee or the other Member(s) pursuant to this Agreement), and (ii) if any Member is delayed in performing any obligations under this Agreement and such delay is due to (A) the lack of availability of Company funds, if such obligation requires the payment of monies by the Company or any Subsidiary to a Member or third party (except to the extent such lack of availability of Company funds is due to the failure by such Member to fund a Capital Contribution required to be funded by such Member pursuant to this Agreement), or (B) the failure of any third party (including, without limitation, the Company’s or any Subsidiary’s accountant) or any other Member to timely deliver any documents or information to such Member, then, in each such case, such Member shall not be in breach of or default under this Agreement (or deemed to not be in compliance with this Agreement), and, for the avoidance of doubt, no Default shall be deemed to have occurred, as a result of such delay, and the time for performance of such obligation shall be automatically extended by the additional reasonable time caused by such delay; provided, however, that nothing in this Section 6.10(b) shall relieve any Member from liability for, or excuse any breach or default arising out of or resulting from, such Member’s fraud, gross negligence, bad faith or willful misconduct.

ARTICLE 7

DEVELOPMENT OF FACILITIES

7.01 Development of Facilities. Pursuant to the terms of the COM Agreement and subject to the terms of this Agreement, each Member shall be firmly committed to the construction of the Facilities, and the construction of the Facilities shall not be subject to any conditions precedent, including but not limited to Management Committee approval of any financial commitment for obtaining funds to finance the Facilities or a Management Committee approval to construct the Facilities.

7.02 General Regulatory Matters.

(a) The Members acknowledge that the Company will be engaged in the transportation of natural gas transportation of natural gas in interstate commerce, or the sale in interstate commerce of such gas for resale, and therefore meet the definition of a “natural-gas company” under Section 2(6) of the NGA. The Members further acknowledge that transportation services will be provided over the Facilities operated by the Operator in accordance with the COM Agreement. The Operator is a “natural gas transmission company” operating in the State of Florida in accordance with Chapter 368, Florida Statutes, and the terms of its FPSC-approved tariff. In accordance with the COM Agreement, operation of the Facilities will be conducted in accordance with Operator’s tariff and subject to negotiated transportation service agreements entered into consistent with Operator’s tariff and Chapter 368, Florida Statutes. As such, the operation of the Facilities by the Operator are intended to be, and shall be conducted so as to qualify as, transportation exempt from FERC jurisdiction pursuant to Section 1(c) of the NGA (the “Hinshaw Exemption”), and the Facilities shall be subject primarily to regulation by the FPSC. Each Member agrees, in good faith and consistent with its rights and obligations under this Agreement and the COM Agreement, not to take any action the primary purpose of which is to cause the Facilities to cease to qualify for such exemption, and to reasonably cooperate with, and to cause its Affiliates to reasonably cooperate with, the Company and the Operator in maintaining such exempt status. Each Member shall cooperate in good faith with the Company and the Operator, consistent with the allocation of responsibilities under the COM Agreement, in securing Necessary Regulatory Approvals, including supporting routine regulatory filings and approvals, as may be necessary, for any negotiated transportation service agreements entered into pursuant to Operator’s tariff; provided, however, that such cooperation shall be limited to ministerial actions reasonably requested by the Operator or approved by the Management Committee and shall not require any Member to assume operational, regulatory, or compliance responsibilities allocated to the Operator under the COM Agreement.

(b) Except as expressly provided in this Agreement, all regulatory strategy, filings, communications, and interactions with the FPSC or any other Governmental Authority relating to the construction, ownership, or operation of the Facilities shall be directed by the Operator pursuant to the COM Agreement. No Member shall have any independent obligation to communicate with, or make filings before, any Governmental Authority with respect to the Facilities, absent a request by the Operator or approval of the Management Committee.

(c) Each Member shall (i) cooperate fully with the Company, the Management Committee and Operator in securing the Necessary Regulatory Approvals, including supporting all routine regulatory filings; provided, however, that such cooperation shall be limited to ministerial actions reasonably requested by the Operator or approved by the Management Committee, and in connection with any reports prescribed by the FPSC and any other Governmental Authority having jurisdiction over the Company, the Operator, or the Facilities; (ii) to the extent required by applicable Law, reasonably cooperate in connection with eminent domain proceedings initiated by the Company; provided, however, that such cooperation shall be limited to executing documents or taking other ministerial actions reasonably necessary to support such proceedings and shall not require any Member to initiate, direct, control, or bear responsibility for the conduct of any eminent domain action; and (iii) without limiting or modifying Section 6.04 or 6.05, devote such efforts as shall be reasonable and necessary to develop and promote the Facilities for the benefit of the Company, taking into account such Member’s Sharing Ratio, resources and expertise; provided, however, that such cooperation shall be limited to ministerial actions reasonably requested by the Operator or approved by the Management Committee and shall not require any Member to assume regulatory obligations inconsistent with the Hinshaw Exemption or to assume operational, regulatory, or compliance responsibilities allocated to the Operator under the COM Agreement.

(d) Except to the limited extent expressly required by applicable Law notwithstanding the Hinshaw Exemption (including, if applicable, Section 311 of the NGA or emergency authorities), nothing in this Agreement or the COM Agreement shall be construed to require the Company or the Operator to obtain certificates, file tariffs, establish rates, or otherwise comply with the regulatory requirements applicable to interstate natural gas pipelines under the NGA. In the event that the Facilities cease to qualify for the Hinshaw Exemption as a result of a change in Law or in the manner of operation of the Facilities, the Members shall meet promptly to determine in good faith the modifications, if any, required to this Agreement and the COM Agreement to address the resulting regulatory requirements; provided that no such change shall expand the Operator’s obligations or liability absent an express written amendment to the COM Agreement.

(e) No failure or alleged failure by any Member to cooperate pursuant to this Section 7.02 shall constitute a Default, breach, or basis for Withdrawal under this Agreement unless such failure constitutes a willful refusal to perform a ministerial obligation expressly required by this Agreement after receipt of written notice and a reasonable opportunity to cure. Nothing in this Section 7.02 shall be construed to expand the duties, standard of care, or liability of the Operator beyond those expressly set forth in the COM Agreement.

(f) Notwithstanding anything to the contrary in Section 3.06, disclosures made by the Operator or the Company in the ordinary course of regulatory compliance with the FPSC or other applicable Governmental Authorities shall not require prior Management Committee approval, provided such disclosures are consistent with the COM Agreement.

ARTICLE 8

TAXES

8.01 Tax Returns. Pursuant to the COM Agreement and subject to Section 6.02(a)(iv), Operator shall prepare and timely file (on behalf of the Company) all federal, state and local tax returns required to be filed by the Company; provided that NEER and Peninsula shall have the right to review and comment on any such income returns at least 25 Days prior to the applicable filing due date, and shall provide any comments or proposed revisions to the Operator no later than ten (10) Days prior to such due date (or such other date as NEER and Peninsula, as the case may be, and the Operator may agree in writing). Each Member shall furnish to Operator all pertinent information in its possession relating to the Company’s operations that is necessary to enable the Company’s tax returns to be timely prepared and filed. The Company shall bear the costs of the preparation and filing of its returns.

8.02 Tax Elections. The Company shall make the following elections on the appropriate tax returns:

(a) to adopt as the Company’s fiscal year the calendar year;

(b) to adopt the accrual method of accounting;

(c) if a distribution of the Company’s property as described in Code Section 734 occurs or upon a transfer of Membership Interest as described in Code Section 743 occurs, on request by notice from any Member, to elect, pursuant to Code Section 754, to adjust the basis of the Company’s properties;

(d) to elect to deduct or amortize the organizational expenses of the Company in accordance with Section 709(b) of the Code and to depreciate property pursuant to the depreciation or cost recovery method determined by the Management Committee, taking into account the nature of the asset, the expected period of the asset’s use in the Company’s business, and such other factors as the Management Committee deems relevant, with the objective of selecting the most appropriate depreciation methodology for such asset; and

(e) any other election the Management Committee may deem appropriate.

Neither the Company nor any Member shall make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state Law and no provision of this Agreement shall be construed to sanction or approve such an election.

8.03 Tax Matters Member. The Management Committee shall select the “partnership representative” (within the meaning of the Partnership Audit Rules) of the Company pursuant to the Code, and any similar designations under state, local, or non-U.S. law (the “Tax Matters Member”). The initial Tax Matters Member shall be Peninsula. In the event that Peninsula ceases to be the Tax Matters Member (or any successor Tax Matters Member ceases to be a Member), the Management Committee shall appoint a successor Tax Matters Member. The Tax Matters Member shall take no action without the authorization of the Management Committee, other than such action as may be required by Law. The Tax Matters Member shall take any action, and refrain from taking any action, as directed by the Management Committee. Subject to the foregoing, the Tax Matters Member is specifically directed and authorized to take whatever steps the Tax Matters Member deems necessary or desirable to perfect such designation, including appointing an individual to act on its behalf, including as the “designated individual” within the meaning of the Partnership Audit Rules (the “Designated Individual”) (which such individual shall act only at the direction of the Tax Matters Member), making any election or filing any forms or documents with the applicable tax authority, settling disputes with the applicable tax authority, extending the statute of limitations for any taxes, and taking such other action as may from time to time be required under the Code, the Regulations, or any other law or regulations. All references in this Agreement to the Tax Matters Member shall include the Designated Individual. The Members acknowledge and agree that it is the intention of the Members to minimize any obligations of the Company to pay taxes and interest in connection with any audit of the Company, including, and notwithstanding anything to the contrary in this Agreement, if the Tax Matters Member so determines, by means of elections under Section 6226 of the Code and/or the Members filing amended returns under Section 6225(c)(2) of the Code. The Members agree to cooperate in good faith, including without limitation by timely providing information reasonably requested by the Tax Matters Member and making elections and filing amended returns reasonably requested by the Tax Matters Member, to give effect to the preceding sentence. The Company shall make any payments it may be required to make under the Code and, in the Tax Matters Member’s reasonable discretion, allocate any such payment among the current or former Members of the LLC for the “reviewed year” to which the payment relates in a manner that reflects the current or former Members’ respective interests in the Company for that year and any other factors taken into account in determining the amount of the payment. To the extent payments are made by the Company on behalf of or with respect to a current Member in accordance with this Section 8.03, such amounts shall, at the election of the Tax Matters Member, (i) be applied to and reduce the next distribution(s) otherwise payable to such Member under this Agreement or (ii) be paid by the Member to the Company within thirty (30) days of written notice from the Tax Matters Member requesting the payment. In addition, if any such payment is made on behalf of or with respect to a former Member, that Member shall pay over to the Company an amount equal to the amount of such payment made on behalf of or with respect to it within thirty (30) days of written notice from the Tax Matters Member requesting the payment. Any reasonable cost or expense incurred by the Tax Matters Member in connection with its duties, including the preparation for or pursuance of administrative or judicial proceedings, will be paid by the Company. The provisions contained in this Section 8.03 shall survive the dissolution of the Company and the Withdrawal of any Member or the transfer of any Member’s Membership Interest in the Company. Notwithstanding anything to the contrary in this Agreement, the Tax Matters Member shall have all power and authority with respect to the Company and its Members as a “partnership representative” under federal tax law and in any similar capacity under state or local law. Each Member agrees that, to the extent permitted by applicable law, (i) any action taken by the Tax Matters Member in connection with any administrative or judicial proceeding in relation to taxes with respect to the income of the Company will be binding upon such Member, and (ii) such Member will not (x) act independently in connection with, or (y) participate without the written consent of the Tax Matters Member in, any administrative or judicial proceeding in relation to taxes with respect to the income of the Company. The Company shall indemnify and reimburse the Tax Matters Member for (i) all reasonable expenses, including legal and accounting fees, claims, liabilities, losses and damages incurred in connection with any administrative or judicial proceeding with respect to the tax liability of the Members or in connection with any audit of the Company’s income tax returns, except to the extent such expenses, claims, liabilities, losses and damages are attributable to the gross negligence or willful misconduct of the Tax Matters Member and (ii) any Taxes imposed on the Company in respect of the Company’s operations or activities. The Tax Matters Member shall provide any Member, upon request, access to accounting and tax information and schedules as shall be necessary for the preparation by such Member of its income tax returns and such Member’s tax information reporting requirements. The Tax Matters Member shall keep the Members reasonably informed of all disputes, controversies or proceedings with the Internal Revenue Service or with any state, local, or non-U.S. taxing authority. Notwithstanding anything to the contrary in this Agreement, in no event shall the Tax Matters Member settle or compromise without the prior consent of each of the Members. The payment of all such expenses to which this indemnification applies shall be made before any distributions pursuant to Article 12 of this Agreement.

ARTICLE 9

BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS

9.01 Maintenance of Books. Subject to and in accordance with the COM Agreement, Operator shall keep or cause to be kept at the principal office of the Company or at such other location approved by the Management Committee complete and accurate books and records of the Company, including all books and records necessary to provide to the Members any information required to be provided pursuant to Section 9.02, supporting documentation of the transactions with respect to the conduct of the Company’s business and minutes of the proceedings of its Members and the Management Committee, and any other books and records that are required to be maintained by applicable Law.

The books of the Company shall be (i) maintained on the basis of a fiscal year that is the calendar year, (ii) maintained in accordance with Required Accounting Practices, and (iii) unless the Management Committee decides otherwise, audited by the Certified Public Accountants at the end of each calendar year.

9.02 Reports.

Subject to and in accordance with the COM Agreement, with respect to each calendar year,

(i) Operator shall use commercially reasonable efforts to prepare and deliver to each Member within 90 Days after the end of such calendar year, a statement of operations and a statement of cash flows for such year, a balance sheet and a statement of each Member’s Capital Account as of the end of such year, and an audited report thereon of the Certified Public Accountants; provided, upon the written request of one or more Members at least 60 Days prior to the applicable calendar year end, which request shall be a standing request effective for subsequent calendar years unless and until revoked by the requesting Member, Operator shall use commercially reasonable efforts to prepare and deliver to the requesting Member within 45 Days after the end of each such calendar year the foregoing information except for the audited report, which Operator shall use reasonable efforts to prepare and deliver to the requesting Member(s) no later than 14 Days prior to any regulatory, contractual or filing deadlines of such Member for which Operator has been notified by such Member.

(ii) Within 90 Days after the end of such calendar year, such federal, state and local income tax returns and such other accounting and tax information and schedules as shall be necessary for tax reporting purposes by each Member with respect to such year.

(b) Subject to and in accordance with the COM Agreement, upon the written request of one or more Members at least 60 Days prior to the applicable calendar year end, Operator shall use commercially reasonable efforts to prepare and deliver to the requesting Member(s) the following information within 75 Days after the end of such calendar year:

(i) A discussion and analysis of the results of operations including detailed explanations of significant variances in revenues, expenses and cash flow activities appearing in the audited financial statements, as compared to the same periods in the prior calendar year, and relevant operational statistics, including volumetric data;

(ii) A schedule of amounts due by year for contractual obligations that will impact Available Cash including notes payable, capital leases, operating leases, and purchase obligations; and

(iii) A three-year forward-looking forecast that includes a balance sheet, profit and loss statement, and a statement of cash flows. Such forecast shall include information pertaining to the underlying assumptions used in its preparation including volumetric, revenue per unit and capital expenditure assumptions.

All reasonable, out of pocket costs to Operator of preparing the above reports shall be reimbursed to Operator by the Member requesting such reports and, in the case of two or more Members requesting such reports, equally by such Members. Such cost shall be determined in accordance with Article III of the Accounting Procedure set forth in Exhibit B to the COM Agreement.

(c) Subject to and in accordance with the COM Agreement, Operator shall use commercially reasonable efforts cause to be prepared and delivered to each Member within 25 Days after the end of each calendar month, with an appropriate certification of the Person authorized to prepare the same (provided that the Management Committee may change the financial statements required by this Section 9.02(c) to a quarterly basis or may make such other change therein as it may deem appropriate):

(i) A statement of operations for such month (including sufficient information to permit the Members to calculate their tax accruals) and for the portion of the calendar year then ended as compared with the same periods for the prior calendar year and with the budgeted results for the current periods;

(ii) A balance sheet and a statement of each Member’s Capital Account as of the end of such month and the portion of the calendar year then ended; and

(iii) For quarter month end, a statement of cash flows for the portion of the calendar year then ended as compared to the same period for the prior calendar year.

(d) Subject to and in accordance with the COM Agreement, Operator shall use commercially reasonable efforts to prepare and deliver to any Member, upon written request specifying in reasonable detail, all of such additional financial statements, notes thereto and additional financial information as may be required in order for each Member or an Affiliate of such Member to comply with any reporting requirements under (i) the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, (ii) the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, and (iii) any national securities exchange or automated quotation system. The reasonable incremental cost to Operator of preparing and delivering such additional financial statements, notes thereto and additional financial information, including any required incremental audit fees and expenses, shall be reimbursed to Operator by the Member requesting such reports and, in the case of two or more Members requesting such additional information, equally by such Members. Such cost shall be determined in accordance with Article III of the Accounting Procedure set forth in Exhibit B to the COM Agreement.

(e) Subject to and in accordance with the COM Agreement, Operator shall use commercially reasonable efforts to also cause to be prepared and delivered to each Member such other reports, forecasts, studies, budgets and other information as the Management Committee may request from time to time.

(f) For purposes of clarification and not limitation, any audit or examination by a Member pursuant to Section 3.6 of the COM Agreement may, at the option of such Member, include audit or examination of the books, records and other support for the costs incurred pursuant to subsections 9.02(b) and 9.02(e) of this Section 9.02.

9.03 Bank Accounts. Funds of the Company shall be deposited in such banks or other depositories as shall be designated from time to time by the Management Committee and shall not be commingled with the Operator’s funds. All withdrawals from any such depository shall be made only as authorized by the Management Committee or pursuant to the COM Agreement and shall be executed via check or secure electronic funds transfer methods, including wire transfer, ACH transfer, or other electronic payment systems approved by the Management Committee. Payments by check or other non-electronic methods shall be limited to situations where electronic funds transfers are not reasonably available or practicable. For purposes of this Agreement, ACH payments shall be deemed received only when actually credited to the Company’s account in immediately available funds. Dual-authorization controls shall apply to all outbound transfers from Company accounts unless otherwise approved by the Management Committee acting by Supermajority Interest.

(a) Notwithstanding anything to the contrary in this Agreement, including this Section 9.03, the Members acknowledge and agree that the COM Agreement expressly delegates to the Operator authority to administer the Company’s treasury functions, including maintaining Company bank accounts, designating authorized signatories, and initiating and executing payments on behalf of the Company. Accordingly:

(b) Any withdrawal, transfer, or payment from Company accounts made by or at the direction of the Operator in good-faith compliance with the COM Agreement, an Approved Budget, a valid Cash Call (as defined in the COM Agreement), or in response to an Emergency Condition or to satisfy applicable Law, tariff requirements, or Governmental Authority directives, shall be deemed authorized for purposes of this Agreement and shall not require separate or additional authorization by the Management Committee.

(c) The dual-authorization requirement set forth in this Section 9.03 shall be deemed satisfied by the Operator’s internal authorization controls applied in the ordinary course of administering the Company’s accounts pursuant to the COM Agreement, unless the Management Committee, acting by Supermajority Interest, expressly requires dual authorization for a specified category of transactions or for transactions exceeding a specified monetary threshold.

(d) Nothing in this Section 9.03 shall be construed to limit, condition, or override the Operator’s express authority or discretion with respect to treasury and payment matters as set forth in the COM Agreement, nor to impose Management Committee approval requirements on day-to-day payment activities within the scope of such authority.

ARTICLE 10

WITHDRAWAL

10.01 No Right of Withdrawal. A Member has no power or right to voluntarily Withdraw from the Company.

10.02 Deemed Withdrawal. A Member is deemed to have Withdrawn from the Company upon the occurrence of any of the following events:

(a) the Member becomes Bankrupt;

(b) the Member dissolves and commences liquidation or winding-up; or

(c) the Member is a Defaulted Member.

10.03 Effect of Withdrawal. A Member that is deemed to have Withdrawn pursuant to Section 10.02 (a “Withdrawn Member”), must comply with the following requirements in connection with its Withdrawal:

(a) The Withdrawn Member ceases to be a Member immediately upon the occurrence of the applicable Withdrawal event.

(b) The Withdrawn Member shall not be entitled to receive any distributions from the Company except as set forth in Section 10.03(e), and neither it nor its Representative shall be entitled to exercise any voting or consent rights, or to appoint any Representative or Alternate Representative to the Management Committee (and the Representative (and the Alternate Representative) appointed by such Member shall be deemed to have resigned) or to receive any further information (or access to information) from the Company. The Sharing Ratio of such Member shall not be taken into account in calculating the Sharing Ratios of the Members for any purposes. This Section 10.03(a) shall also apply to a Breaching Member’s or a Defaulted Member’s ability to receive any distributions from the Company; but if a Breaching Member cures its breach within the applicable cure period, then any distributions that were withheld from such Member shall be paid to it, without interest.

(c) The Withdrawn Member must pay to the Company all amounts owed to it by such Withdrawn Member.

(d) The Withdrawn Member shall remain obligated for all liabilities it may have under this Agreement or otherwise with respect to the Company that accrue prior to the Withdrawal.

(e) In the event of a deemed Withdrawal under Section 10.02(b) or 10.02(c), the Withdrawn Member shall be entitled to receive a portion of each distribution that is made by the Company from and after the In-Service Date, equal to the product of the Withdrawn Member’s Sharing Ratio as of the date of its Withdrawal times the aggregate amount of such distribution; provided, the Withdrawn Member’s rights under this Section 10.03(e) shall automatically terminate at such time as the Withdrawn Member has received an aggregate amount under this Section 10.03(e) equal to the sum of (i) the positive balance in the Withdrawn Member’s Capital Account, determined as of the date of the Withdrawal after adjustment pursuant to the second and third sentences of Section 4.05(b), plus (ii) any Indebtedness of the Company owed to such Member at the time of Withdrawal, plus (iii) the Default Assurances Amounts, if any, funded pursuant to Section 10.03(f). From the date of the Withdrawal to the date of such payment, the former Capital Account balance of the Withdrawn Member shall be recorded as a contingent obligation of the Company, and not as a Capital Account, until such payment is made. The rights of a Withdrawn Member under this Section 10.03(e) shall (A) be subordinate to the rights of any other creditor of the Company (and any amounts so subordinated shall be and remain a liability of the Company until paid in full); (B) not include any right on the part of the Withdrawn Member to receive any interest or other amounts with respect thereto (except as may otherwise be provided in the evidence of any Indebtedness of the Company owed to such Withdrawn Member); (C) not require the Company to make any distribution (the Withdrawn Member’s rights under this Section 10.03(e) being limiting to receiving a portion of such distributions as the Management Committee may, in its Sole Discretion, decide to cause the Company to make); (D) not require any Member to make a Capital Contribution or a loan to permit the Company to make a distribution or otherwise to pay the Withdrawn Member; and (E) be treated as a liability of the Company for purposes of Section 12.02.

(f) Except as set forth in Section 10.03(e), a Withdrawn Member shall not be entitled to receive any return of its Capital Contributions or other payment from the Company in respect of its Membership Interest. Any Performance Assurances or Credit Assurances provided by the Withdrawn Member and outstanding as of the date of Withdrawal shall continue as to the liabilities accrued prior to the date of Withdrawal for which such Performance Assurances were provided under Section 4.01(b) or such Credit Assurances were provided under Section Error! Reference source not found.; provided, in the event a Member is Withdrawn pursuant to Section 10.02(c), such Member shall pay over and forfeit any remaining Performance Assurances as liquidated damages and not as a penalty (“Default Assurances Amounts”).

(g) The Sharing Ratio of the Withdrawn Member shall be allocated among the remaining Members in the proportion that each Member’s Sharing Ratio bears to the total Sharing Ratio of all remaining Members, or in such other proportion as the remaining Members may unanimously agree.

ARTICLE 11

DISPUTE RESOLUTION

11.01 Disputes. This Article 11 shall apply to any dispute arising under or related to this Agreement (whether arising in contract, tort or otherwise, and whether arising at law or in equity), including (a) any dispute regarding the construction, interpretation, performance, validity or enforceability of any provision of this Agreement or whether any Person is in compliance with, or breach of, any provisions of this Agreement, (b) any deadlock among the Representatives on any matter requiring approval of the Management Committee other than the matters covered by Sections 6.02(i)(iii), 6.02(i)(vi) or 6.02(i)(xv) (a “Deadlock”) and (c) the applicability of this Article 11 to a particular dispute. If a vote, approval, consent, determination or other decision must, under the terms of this Agreement, be made (or withheld) in accordance with a standard other than Sole Discretion (such as a reasonableness standard), then the issue of whether such standard has been satisfied may be a dispute to which this Article 11 applies (including Section 11.03); and provided further that, any Deadlock shall be resolved solely as provided in Sections 11.02 and 11.05 hereof. Any dispute to which this Article 11 applies is referred to herein as a “Dispute.” With respect to a particular Dispute, each Member that is a party to such Dispute is referred to herein as a “Disputing Member.” The provisions of this Article 11 shall be the exclusive method of resolving Disputes.

11.02 Negotiation to Resolve Disputes; Mediation.

(a) Good Faith Negotiation. If a Dispute arises, the Disputing Members shall attempt to resolve such Dispute through the following procedure: (i) first, the Representative of each of the Disputing Members shall promptly meet (whether by phone or in person) in a good faith attempt to resolve the Dispute; and (ii) second, if the Dispute is still unresolved after ten (10) Business Days following the commencement of the negotiations described in Section 11.02(a)(i) (such ten (10) Business Day period, the “Initial Negotiation Period”), then the Parent Decision Makers shall meet in person within five (5) Business Days (or such other period on which the Parent Decision Makers agree) after the expiration of the Initial Negotiation Period, and such Parent Decision Makers shall attempt in a good faith to resolve the Dispute within ten (10) Business Days after the Initial Negotiation Period or such longer period on which the Parent Decision Makers agree (such ten (10) Business Day or longer period, the “Second Negotiation Period”).

(b) Mediation. If a Dispute is still unresolved following the expiration of the Second Negotiation Period, then either Member may, but are not obligated to, request that such Dispute be mediated by giving written notice to mediate such Dispute to the other Member within five (5)) Business Days of the expiration of the Second Negotiation Period. If the Members mutually agree to Member Mediation, then the Dispute may be mediated (the “Member Mediation”) within ten (10) Business Days from the date a written request for mediation is made by any Member in accordance with this Section 11.02(b). The Member Mediation shall take place at the location to be determined by the Members and the mediator within the United States of America and shall be in English. Each Member shall make its representatives available in person for the Member Mediation with full power to resolve the issue. The representatives must be available for Member Mediation between the hours of 9:00 a.m. and 5:00 p.m. on each day the mediation is conducted. The Member Mediation shall be conducted before a single mediator to be agreed upon by the Members; and the Members shall equally bear the fees and expenses of such single mediator. If the Members cannot agree on a single mediator, each Member shall select a mediator and such mediators shall together unanimously select a neutral mediator who will conduct the mediation. Each Member shall bear the fees and expenses of its mediator and all the Members shall equally bear the fees and expenses of the neutral mediator. The mediator shall not make any decision with respect to the Dispute and any decision of the mediator shall be non-binding. Notwithstanding any term of this Section 11.02(b) to the contrary, no Member may be compelled or obligated to participate in Member Mediation without such Member’s consent, which may be withheld for any reason or without reason.

11.03 Courts. If a Dispute (other than a Deadlock) is still unresolved following the procedures set forth in Section 11.02(b), then any of such Disputing Members may submit such Dispute only to the Court of Chancery of the State of Delaware or, in the event that such Court does not have jurisdiction over the subject matter of such dispute, to another court of the State of Delaware or a U.S. federal court located in the State of Delaware (collectively, “Delaware Courts”) and each of the Members irrevocably submits to the exclusive jurisdiction of the Delaware Courts and hereby consents to service of process in any such Dispute by the delivery of such process to such party at the address and in the manner provided in Section 13.02. Each of the Members hereby irrevocably and unconditionally waives any objection to the laying of venue in any Dispute in the Delaware Courts and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any action, suit or proceeding brought in any such court has been brought in an inconvenient forum. EACH MEMBER IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

11.04 Specific Performance. The Members understand and agree that (a) irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with their specific terms, (b) although monetary damages may be available for the breach of such covenants and agreements such monetary damages may not adequately compensate for the harm that could result from a breach of this Agreement and could be an inadequate remedy therefor, and (c) the right of specific performance is an integral part of the transactions contemplated by this Agreement and without that right none of the Members would have entered into this Agreement. It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the Members and the Company shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and seek to enforce specifically the terms and provisions of this Agreement; provided that none of the Members waives any right it may have to object to any such remedy or the imposition thereof. Each of the Members further agrees that no Member nor the Company shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 11.04 and each Member waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. Notwithstanding anything to the contrary in this Agreement, and for the avoidance of doubt, the remedies of specific performance, injunctions, and other equitable relief, whether pursuant to this Section 11.04 or otherwise, shall not apply to or available for a breach by a Member of its obligation to make Capital Contributions.

11.05 Arbitration.

(a) If a Deadlock is still unresolved pursuant to the procedures set forth in Section 11.02, then the Deadlock shall be settled by arbitration (the “Arbitration”) conducted in the English language in the State of Delaware, administered by and in accordance with AAA’s Commercial Arbitration Rules (“Rules”).

(b) Any Disputing Member (the “Arbitration Invoking Party”) may by notice (the “Arbitration Notice”) to any other Disputing Member (the “Arbitration Noticed Party”) submit the Deadlock to Arbitration in accordance with the provisions of this Section 11.05(b) and initiate Arbitration by filing with the AAA a notice of intent to arbitrate.

(c) Any such Arbitration proceeding shall be before a tribunal of three (3) arbitrators, one (1) designated by the Arbitration Invoking Party, one (1) designated by the Arbitration Noticed Party and one (1) by the two (2) arbitrators so designated. The Arbitration Invoking Party and the Arbitration Noticed Party shall each name their arbitrator by notice (the “Selection Notice”) given within five (5) Business Days after the date of the Arbitration Notice, and the two (2) arbitrators so appointed shall agree upon the third member of the tribunal within five (5) Business Days after the date of the Selection Notice. Any member of the tribunal not appointed within the period required, whether by one of the Disputing Members or by the two (2) arbitrators chosen by the Disputing Members, shall be appointed by the AAA. The arbitrators shall have no affiliation with, financial or other interest in, or prior employment with either Disputing Member or their Affiliates and shall be experienced and well-regarded gas attorneys knowledgeable in the field of the dispute.

(d) Each of the Arbitration Invoking Party and the Arbitration Noticed Party shall have twenty (20) Business Days, commencing on the date the Arbitration Notice is given, to prepare and submit a proposal for the resolution of the Deadlock to the tribunal, including a description of how such Disputing Member arrived at its proposal and the arguments therefor, as it deems appropriate. Each of the Arbitration Invoking Party and the Arbitration Noticed Party shall deliver a copy of its proposal, including any such supplemental information, to the other Disputing Member at the same time it delivers the proposal to the tribunal.

(e) Each of the Arbitration Invoking Party and the Arbitration Noticed Party shall have ten (10) Business Days after the receipt of the other Disputing Member’s proposal to revise its respective proposal and submit a final proposal to the tribunal, including supporting arguments for its own and against the other Disputing Member’s proposal.

(f) Each of the Arbitration Invoking Party and the Arbitration Noticed Party shall present oral arguments supporting its final proposal to the tribunal at a proceeding held five (5) Business Days after the deadline for submission of final proposals to the tribunal. Each of the Arbitration Invoking Party and the Arbitration Noticed Party shall have three (3) hours to make its oral presentation to the tribunal.

(g) The tribunal shall, within ten (10) Business Days after presentation of the oral arguments, render a decision that selects the Arbitration Invoking Party’s final proposal or the Arbitration Noticed Party’s final proposal, and no other proposal. The award rendered pursuant to the foregoing shall be final and binding on the Disputing Members, shall not be subject to appeal, and judgment thereon may be entered or enforcement thereof sought by either Disputing Member in any court of competent jurisdiction.

(h) Each Disputing Member shall bear the costs of its appointed arbitrator and its own attorneys’ fees, and the costs of the third arbitrator incurred in accordance with the foregoing shall be shared equally by the Disputing Members. Additional incidental costs of the Arbitration shall be paid for by the non-prevailing Disputing Member in the Arbitration.

ARTICLE 12

DISSOLUTION, WINDING-UP AND TERMINATION

12.01 Dissolution. The Company shall dissolve and its affairs shall be wound up on the first to occur of the following events (each a “Dissolution Event”):

(a) decision to dissolve the Company by a Supermajority Interest;

(b) entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act;

(c) the Disposition or abandonment of all or substantially all of the Company’s business and assets; and

(d) an event that makes it unlawful for the business of the Company to be carried on.

12.02 Winding-Up and Termination. On the occurrence of a Dissolution Event, the Management Committee shall designate a Member or other Person to serve as liquidator. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of winding up shall be borne as a Company expense. Until final distribution, the liquidator shall continue to operate the Company properties with all of the power and authority of the Members. The steps to be accomplished by the liquidator are as follows:

(i) as promptly as possible after dissolution and again after final winding-up, the liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities, and operations through the last Day of the month in which the dissolution occurs or the final winding-up is completed, as applicable;

(ii) the liquidator shall discharge from Company funds all of the Indebtedness of the Company and other debts, liabilities and obligations of the Company (including all expenses incurred in winding-up and any loans described in Section 4.02) or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine); and

(iii) all remaining assets of the Company shall be distributed to the Members as follows:

(A) the liquidator may sell any or all Company property, including to Members, and any resulting gain or loss from each sale shall be computed and allocated to the Capital Accounts of the Members in accordance with the provisions of Article 5;

(B) with respect to all Company property that has not been sold, the fair market value of that property shall be determined and the Capital Accounts of the Members shall be adjusted to reflect the manner in which the unrealized income, gain, loss, and deduction inherent in property that has not been reflected in the Capital Accounts previously would be allocated among the Members if there were a taxable disposition of that property for the fair market value of that property on the date of distribution; and

(C) Company property (including cash) shall be distributed among the Members in accordance with Section 5.03; and those distributions shall be made by the end of the taxable year of the Company during which the liquidation of the Company occurs (or, if later, 90 Days after the date of the liquidation).

(b) The distribution of cash or property to a Member in accordance with the provisions of this Section 12.02 constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its Membership Interest and all the Company’s property and constitutes a compromise to which all Members have consented pursuant to Section 18-502(b) of the Act. To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.

(c) No dissolution or termination of the Company shall relieve a Member from any obligation to the extent such obligation has accrued as of the date of such dissolution or termination. Upon such termination, any books and records of the Company that there is a reasonable basis for believing will ever be needed again shall be furnished to Operator, who shall keep such books and records (subject to review by any Person that was a Member at the time of dissolution) for a period of at least three years. At such time as Operator no longer agrees to keep such books and records, it shall offer the Persons who were Members at the time of dissolution the opportunity to take over such custody, shall deliver such books and records to such Persons if they elect to take over such custody and may destroy such books and records if they do not so elect. Any such custody by such Persons shall be on such terms as they may agree upon among themselves.

12.03 Deficit Capital Accounts. No Member will be required to pay to the Company, to any other Member or to any third party any deficit balance that may exist from time to time in another Member’s Capital Account. Moreover, In no event shall any Member be required to make up any deficit balance in such Member’s Capital Account upon the liquidation of such Member’s Membership Interest or otherwise.

12.04 Certificate of Cancellation. On completion of the distribution of Company assets as provided herein, the Members (or such other Person or Persons as the Act may require or permit) shall file a certificate of cancellation with the Secretary of State of Delaware, cancel any other filings made pursuant to Section 2.07, and take such other actions as may be necessary to terminate the existence of the Company. Upon the filing of such certificate of cancellation, the existence of the Company shall terminate, except as may be otherwise provided by the Act or other applicable Law.

ARTICLE 13

GENERAL PROVISIONS

13.01 Offset. Whenever the Company is to pay any sum to any Member, any amounts that Member owes the Company may be deducted from that sum before payment.

13.02 Notices. Except as expressly set forth to the contrary in this Agreement, all notices, requests or consents provided for or permitted to be given under this Agreement must be in writing and must be delivered to the recipient in person, by courier or mail or by facsimile or other electronic transmission, including electronic mail. A notice, request or consent given under this Agreement is effective on receipt by the Member to receive it; provided, a facsimile or other electronic transmission that is transmitted after the normal business hours of the recipient shall be deemed effective on the next Business Day. All notices, requests and consents to be sent to a Member must be sent to or made at the addresses given for that Member on Exhibit A, or such other address as that Member may specify by notice to the other Members. Any notice, request or consent to the Company must be given to all of the Members. Whenever any notice is required to be given by Law, the Delaware Certificate or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

13.03 Entire Agreement; Superseding Effect. This Agreement constitutes the entire agreement of the Members relating to the Company and the transactions contemplated hereby and supersedes all provisions and concepts contained in all prior agreements.

13.04 Effect of Waiver or Consent. Except as otherwise provided in this Agreement, a waiver or consent, express or implied, to or of any breach or default by any Member in the performance by that Member of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Member of the same or any other obligations of that Member with respect to the Company. Except as otherwise provided in this Agreement, failure on the part of a Member to complain of any act of any Member or to declare any Member in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Member of its rights with respect to that default until the applicable statute-of-limitations period has run.

13.05 Amendment or Restatement. This Agreement or the Delaware Certificate may be amended or restated only by a written instrument executed (or, in the case of the Delaware Certificate, approved) by a Supermajority Interest; provided, however, that any amendment or restatement that is materially adverse to any Member in a manner that is disproportionate to such Member’s interest (as compared to the interest of other Members) shall, if the Member is a Founding Member, require the written consent or approval of such Founding Member, or, if the Member is not a Founding Member, shall require the written consent or approval of a majority of all Members so adversely affected.

13.06 Binding Effect. Subject to the restrictions on Dispositions set forth in this Agreement, this Agreement is binding on and shall in me to the benefit of the Members and their respective successors and permitted as signs.

13.07 Governing Law; Severability. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER TO THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. In the event of a direct conflict between the provisions of this Agreement and any mandatory, non-waivable provision of the Act, such provision of the Act shall control. If any provision of the Act provides that it may be varied or superseded in a limited liability company agreement (or otherwise by agreement of the members or managers of a limited liability company), such provision shall be deemed superseded and waived in its entirety if this Agreement contains a provision addressing the same issue or subject matter. If any provision of this Agreement or the application thereof to any Member or circumstance is held invalid or unenforceable to any extent, (a) the remainder of this Agreement and the application of that provision to other Members or circumstances is not affected thereby, and (b) the Members shall negotiate in good faith to replace that provision with a new provision that is valid and enforceable and that puts the Members in substantially the same economic, business and legal position as they would have been in if the original provision had been valid and enforceable.

13.08 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions; provided, however, that this Section 13.08 shall not obligate a Member to furnish guarantees or other credit supports by such Member’s Parent or other Affiliates.

13.09 Waiver of Certain Rights. Each Member irrevocably waives any right it may have to maintain any action for dissolution of the Company or for partition of the property of the Company.

13.10 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

13.11 Fair Market Value Determination.

(a) Preferential/Purchase Right. If the Fair Market Value of a Membership Interest is to be determined for purposes of Section 3.03(b)(ii), the First Preferential Purchasing Member, on the one side, and all other Members who in good faith have an interest in possibly exercising the applicable First Preferential Right, on the other side, shall seek to determine such Fair Market Value by mutual agreement. As soon as either side decides that mutual agreement will not be reached, it may give notice to the other side and the Appraiser that it elects to initiate the process set forth in Section 13.11(c) to determine such Fair Market Value.

(b) Change of Control. If the Fair Market Value of a Membership Interest is to be determined for purposes of Section 3.03(b)(vii), the Changing Member, on the one side, and all other Members who in good faith have an interest in possibly exercising the applicable Buy -out Right, on the other side, shall seek to determine such Fair Market Value by mutual agreement. As soon as either side decides that mutual agreement will not be reached, it may give notice to the other side and the Appraiser that it elects to initiate the process set forth in Section 13.11(c) to determine such Fair Market Value.

(c) Appraisal. Duff & Phelps LLC (the “Appraiser”) is hereby appointed to resolve any dispute relating to the determination of Fair Market Value of a Membership Interest arising under Sections 13.11(a) or 13.11(b), provided that the Appraiser does not maintain any material business relationship with any of the Members of their respective Affiliates. Within 30 Days of the date on which one side gives notice (the “FMV Notice”) to the other side and the Appraiser pursuant to Section 13.11(a) or 13.11(b), each side shall submit a proposed Fair Market Value to the Appraiser, together with any supporting documentation such side deems appropriate. The Appraiser shall consider such submissions and make a determination as to Fair Market Value as promptly as practicable and in any event on or before the 30th Day after submission by each side of its proposed Fair Market Value to the Appraiser. The determination of Fair Market Value by the Appraiser shall be final and binding on both sides. The cost of such appraisal shall be paid in equal portions by both sides. Each side shall provide to the other and, if applicable, the Appraiser, all information reasonably requested by them.

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the undersigned executed this Agreement as of the Effective Date.

NEER:

FEP PIPELINE HOLDINGS, LLC

By:	/s/ Matthew Schafer
Name:	Matthew Schafer
Title:	Vice President

PENINSULA:

PENINSULA PIPELINE HOLDINGS, LLC

By:	/s/ Jeffrey S. Sylvester
Name:	Jeffrey S. Sylvester
Title:	President and CFO

COMPANY:

FLORIDA ENERGY PATHWAY, LLC

By:	/s/ Michael D. Cassel
Name:	Michael D. Cassel
Title:	Senior Vice President

Exhibit A

Members

[***]

A-1

Exhibit B

Existing Contracts

[***]

B-1

Schedule 4.014.01(a)4.01(a)(i)(A)

Construction Budget

[***]

Schedule 4.014.01(a)4.01(a)(i)(B)

Project Schedule

[***]

Schedule 4.014.01(a)4.01(a)(i)(C)

Initial Operating Budget

[***]